                                     [LOGO]

         2711 NORTH HASKELL AVENUE - BOX 719 - DALLAS, TEXAS 75221-0719

                                                                  March 19, 1997

Dear Southland Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of The Southland Corporation on Wednesday, April 23, 1997, at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Conference Center, on the ground floor at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas. If you are planning to attend the meeting in person, please mark the appropriate space on the enclosed proxy card. A map of Cityplace is included on the outside back cover of the attached Proxy Statement showing entrances to the parking garage. The formal Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, describe the proposals being presented to the shareholders for consideration at this meeting and also provide additional important information.

    At this meeting you will be voting on the election of fourteen directors, approval of the 1997 Performance Plan and ratification of the selection of auditors.

    As described in the accompanying Proxy Statement, the Board of Directors unanimously recommends that you vote FOR each of the persons nominated, FOR approval of the 1997 Performance Plan, and FOR the ratification of the selection of auditors.

    A copy of Southland's 1996 Annual Report is being sent to you along with this Proxy Statement and Notice of Annual Meeting. As always, we appreciate your continued interest in Southland.

    We urge you to complete, sign and mail the enclosed proxy card as soon as possible so that your vote will be counted at the meeting.

                                          Sincerely,
                                          Clark J. Matthews, II
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER,
                                          SECRETARY, AND DIRECTOR

                           THE SOUTHLAND CORPORATION

                           2711 NORTH HASKELL AVENUE
                                    BOX 719
                            DALLAS, TEXAS 75221-0719

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 23, 1997

                            ------------------------

To the Shareholders of The Southland Corporation:

    The Annual Meeting of Shareholders of The Southland Corporation (the "Company") will be held on Wednesday, April 23, 1997, at 9:30 a.m., Central Daylight Time, in the Joe C. Thompson Conference Center, on the ground floor at Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas, for the following purposes:

    1.  To elect fourteen directors to serve for the ensuing year;

    2. To consider and vote upon a proposal that the shareholders approve the Company's 1997 Performance Plan;

    3. To consider and vote upon a proposal that the shareholders ratify the appointment of Coopers & Lybrand L.L.P., certified public accountants, to be the independent auditors of the Company for the year 1997; and

    4. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business Friday, March 7, 1997, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the meeting.

    Your attention is directed to the Proxy Statement for further information about each of the matters to be considered.

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD EXACTLY AS YOUR NAME APPEARS THEREON, INDICATING YOUR VOTES BY MARKING THE APPROPRIATE BALLOT BOXES, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors,

                                          Clark J. Matthews, II
                                          SECRETARY

Dallas, Texas

March 19, 1997

                   IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK
                     THE APPROPRIATE BOX ON THE PROXY CARD

                           THE SOUTHLAND CORPORATION

                           2711 NORTH HASKELL AVENUE
                              DALLAS, TEXAS 75204

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 23, 1997
          DATE FIRST SENT OR GIVEN TO SECURITY HOLDERS: MARCH 24, 1997

                            ------------------------

                              GENERAL INFORMATION

SOLICITATION AND REVOCABILITY OF PROXIES

    The accompanying proxy is solicited on behalf of the Board of Directors of The Southland Corporation (the "Company" or "Southland") for use at the Annual Meeting of Shareholders to be held April 23, 1997, and at any adjournments thereof. Neither the Company's officers or directors who held office during the last fiscal year, nor any nominee or associate of any of the aforementioned persons, has any interest, direct or indirect, in the matters to be voted upon, other than election to office and as otherwise disclosed herein.

    The Board of Directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting. In addition, if you plan to attend the meeting in person, please so indicate in the appropriate space on the proxy card. Each properly executed proxy not revoked will be deemed to grant authority to vote and, unless a contrary instruction is indicated on the proxy, will be voted for the election of fourteen directors, for approval of the 1997 Performance Plan and for ratification of the appointment of the accounting firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") to be the independent auditors of the Company for 1997. Any shareholder may revoke such shareholder's proxy by giving written notice of revocation to the Company at any time prior to the meeting or by advising the Inspector of Election of the revocation at the meeting; however, presence at the meeting will not automatically revoke the proxy and revocation during the meeting will not affect any votes previously taken. The signing of the proxy grants discretionary authority to vote upon matters which may properly come before the meeting from the floor or at such a late date as to prohibit additional notice. Other than approval of the minutes of the 1996 Annual Meeting of Shareholders, no such matter is known to management.

    The cost of soliciting proxies will be borne by Southland. Southland has retained The Herman Group, Inc., Dallas, Texas, to assist in the solicitation, at an estimated cost of $2,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, the Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses incurred in forwarding proxies and proxy material to the beneficial owners. Solicitation may also be made by officers and regular employees of Southland, without additional compensation, by use of the mails, telephone, telegraph or in person.

SHARES OUTSTANDING AND VOTING RIGHTS

    Shareholders of record as of the close of business March 7, 1997 are entitled to notice of, and to vote at, the meeting. At the record date there were 409,922,935 shares of common stock, $.0001 par value (the "Common Stock"), outstanding and entitled to vote, the only class of voting securities of the Company outstanding, and there were 2,834 record holders on such date. Each outstanding share is entitled to one vote.

    Shareholders are not entitled to vote cumulatively for the election of directors or on any other matter. In addition, an abstention from voting or a broker non-vote will be counted toward determining the presence of a quorum, but will not be included in determining the number of votes "for" the election of directors and will not be counted "for" or "against" any other item being voted upon.

OTHER INFORMATION

    THE COMPANY'S RESTRUCTURING. On October 24, 1990, the Company filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court (the "Bankruptcy Court") for the Northern District of Texas, Dallas Division (Case No. 390-37119-HCA-11).

    The Company filed a Plan of Reorganization (the "Plan of Reorganization") which provided for, among other things, Ito-Yokado Co., Ltd. ("Ito-Yokado") and Seven-Eleven Japan Co., Ltd. ("Seven-Eleven Japan") to acquire, for an aggregate purchase price of $430 million in cash, pursuant to a Stock Purchase Agreement among IYG Holding Company ("IYG" or the "Purchaser"), Ito-Yokado, Seven-Eleven Japan and the Company, newly issued shares of Common Stock representing approximately 70% of the Company's outstanding shares following the consummation of the Plan of Reorganization. The Plan of Reorganization also provided for holders of the Company's then outstanding securities to receive new debt securities, Common Stock and, in certain cases, cash, in exchange for their old securities. In addition, the Plan of Reorganization provided for the Company to effect a one-for-ten reverse stock split of its Common Stock (the "Stock Split") and, as subsequently modified, provided for the issuance by the Company of new warrants (the "Warrants"), exercisable (until February 23, 1996) to acquire certain shares of Common Stock owned by certain of the existing shareholders of the Company pursuant to a Warrant Agreement with Wilmington Trust Company as Warrant Agent (the "Warrant Agreement").

    On February 21, 1991, the Bankruptcy Court issued an order confirming the Plan of Reorganization (the "1991 Reorganization") and the closing under the Stock Purchase Agreement (the "Closing") occurred on March 5, 1991. The Company issued 286,634,619 shares of Common Stock to IYG, a Delaware corporation, jointly owned by Ito-Yokado and Seven-Eleven Japan, and received $430 million in cash. In connection with the Closing, the Company entered into certain other agreements, including a Shareholders Agreement, Employment Agreements with John
P. Thompson, Jere W. Thompson and Joe C. Thompson, Jr., and the Warrant Agreement among others, each of which had, for most purposes, a five-year term. These agreements have terminated as of March 5, 1996, except for certain demand registration rights granted under the Shareholders Agreement.

      INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

BOARD OF DIRECTORS

    The Board of Directors has set the number of directors to be elected at this meeting at fourteen, which shall constitute the entire board of directors. Each director shall be elected to hold office until the next Annual Meeting of Shareholders or until his earlier death, removal or resignation or until his successor is duly elected and qualified.

    Until March 5, 1996, the composition of the Board of Directors was controlled by the provisions of the Stock Purchase Agreement and Shareholders Agreement entered into in connection with the 1991 Reorganization. Those agreements have now terminated and the composition of the Board of Directors is no longer controlled by any agreement or understanding; however, IYG Holding Company owns over 65% of the Company's outstanding common stock (see "Security Ownership of Certain Persons" below) and therefore can control the composition of the Company's Board of Directors. The nominees for election as directors for 1996 have been nominated by resolution adopted by the current Board of Directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During 1996, there were four meetings of the Board of Directors.

    The Board of Directors has an Audit Committee, which was composed of four directors in 1996: Mr. Chai, who served as Chairman, Mr. Fernandes, Dr. Pacholder and Mr. Sekine (deceased as of September 15, 1996). The Audit Committee met nine times during 1996. The functions of the Audit Committee include: recommending the engagement of independent auditors for the Company and reviewing with them the plan and scope of the audit, its status during the year, the results when completed and the fees for services performed, as well as reviewing the engagement of the independent auditors to perform nonaudit services and the effect, if any, this may have on their independence; reviewing with the Company's internal auditors the plan, scope and results of their operations; discussing with management, the independent auditors and the internal auditors the adequacy of internal accounting controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters which any of them considers to be of importance; reviewing the Company's accounting and financial reporting principles, policies and practices; and reviewing, prior to publication, the annual audited financial statements as well as such other Company financial information or releases as the Committee deems desirable. The Audit Committee also undertakes such other duties as may be assigned to it by the Board of Directors.

    The Board of Directors has a Compensation and Benefits Committee, composed of three directors: Mr. Suzuki, who served as Chairman, Mr. Fernandes and Mr. Otsuka. The Compensation and Benefits Committee met once in 1996. (See "Compensation of Directors and Executive Officers," below, for a description of the functions of the Compensation and Benefits Committee.) Mr. Ashida served on this committee until April 24, 1996.

    The Board of Directors does not have a Nominating Committee.

    During 1996, each of the current directors attended more than 75% of the combined meetings of the Board of Directors and committees of which such director is a member.

COMPENSATION OF DIRECTORS

    Effective as of May 1, 1995, the compensation for services as a director of the Company was set, as follows: (a) the annual fee for a director who is a non-employee of the Company, Ito-Yokado or Seven-Eleven Japan was set at $30,000 a year; (b) the annual fee for a director who is an employee of Ito-Yokado or of Seven-Eleven Japan was set at $18,000 a year; (c) all directors who are non-employees of the Company, Ito-Yokado or Seven-Eleven Japan are also paid $1,000 for attendance at each Regular or Special Meeting of the Board or of any Board Committee of which the director is a member, including meetings held by means of conference telephone or similar communications equipment; however, participation in any Committee meeting while in attendance at a Board or other Committee meeting, or the signing of any consent in lieu of holding a meeting, is not deemed attendance at a meeting for this purpose. In addition, the Chairman of the Audit Committee receives a fee of $5,000 a year. Directors who are employees of the Company receive only their compensation as an employee and no director's fees for their service on the Board or any Committee thereof.

    In addition, as described elsewhere herein, Mr. Ashida is paid $138,000 per year, inclusive of the director's fees to which he would otherwise be entitled, under an Independent Consultant's Agreement entered into on July 1, 1991, and amended in 1995, pursuant to which he serves as liaison with the Board of Directors. Mr. Asakura, a nominee for director, will be elected a Vice President of Southland and will receive compensation from Southland for his service as a director and officer of the Company (see "Proposal 1. Election of Directors--Information About Nominees," below, for additional details concerning Mr. Ashida's and Mr. Asakura's compensation).

                       PROPOSAL 1.  ELECTION OF DIRECTORS

INFORMATION ABOUT NOMINEES

    The following biographical information includes the names, ages and year first elected a director, the principal occupation or employment, as of March 1, 1997, of each person nominated, including all positions and offices with Southland, and the principal directorships held by such persons in non-Southland companies. All executive officers of Southland and the directors named herein (other than Mr. Asakura) were in their positions within two years after October 24, 1990, the date Southland filed its voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, as described above. Mr. Matthews and Mr. Krumholz were officers of the Company prior to, and at the time of, the bankruptcy filing.

                                                                                                             YEAR FIRST
                                                  POSITION WITH SOUTHLAND, PRINCIPAL OCCUPATION                ELECTED
NAME                          AGE                    AND BUSINESS EXPERIENCE PAST FIVE YEARS                  DIRECTOR
------------------------      ---      --------------------------------------------------------------------  -----------
Masatoshi Ito                     72   Chairman of the Board and Director(1)                                    1991
Toshifumi Suzuki                  64   Vice Chairman of the Board and Director(2)                               1991
Clark J. Matthews, II             60   President, Chief Executive Officer, Secretary                          1981-1987
                                        and Director(3)                                                       and 1991
Yoshitami Arai                    65   Director(4)                                                              1991
Masaaki Asakura                   54   Nominee for Director(5)                                                 Nominee
Timothy N. Ashida                 57   Director(6)                                                              1991
Jay W. Chai                       63   Director(7)                                                              1991
Gary J. Fernandes                 53   Director(8)                                                              1991
Masaaki Kamata                    57   Director(9)                                                              1991
James W. Keyes                    41   Executive Vice President and Chief Financial Officer; Nominee for
                                        Director(10)                                                           Nominee
Stephen B. Krumholz               47   Executive Vice President and Chief Operating Officer; Nominee for
                                        Director(11)                                                           Nominee
Kazuo Otsuka                      50   Director(12)                                                             1991
Asher O. Pacholder                59   Director(13)                                                             1991
Nobutake Sato                     58   Director(14)                                                             1991

------------------------

(1) Chairman of the Board and Director of the Company since March 5, 1991. Director and Honorary Chairman of Ito-Yokado Group, which includes Ito-Yokado Co., Ltd., Seven-Eleven Japan Co., Ltd. and Denny's Japan Co., Ltd., as well as other companies. Ito-Yokado Co., Ltd. is one of Japan's leading diversified retailing companies which, together with its subsidiaries and affiliates, operates superstores, convenience stores, department stores, supermarkets, specialty shops and discount stores. President of Ito-Yokado Co., Ltd. from 1958 to 1992. Chairman of Seven-Eleven Japan Co., Ltd. from 1978 to 1992, and President from 1973 to 1978. Chairman of Denny's Japan Co., Ltd. from 1981 to 1992, and President from 1973 to 1981. Chairman of Famil Co., Ltd. since 1986. Chairman of York Mart Co., Ltd. since 1979. Chairman of Robinson's Japan Co., Ltd. since 1995. Chairman of Maryann Co., Ltd. since 1977. President of Oshman's Japan Co., Ltd. since 1984. Statutory Auditor of Steps Co., Ltd. since 1992. Chairman of York-Keibi Co., Ltd. since 1989. President of Union Lease Co., Ltd. since 1985. Statutory Auditor of Daikuma Co., Ltd. since 1982. Chairman of Marudai Co., Ltd. since 1989. Director of Seven-Eleven (Hawaii), Inc. since 1989. Chairman of Umeya Co., Ltd. since 1981. Director of Shop America Limited since 1990. Director and Chairman of the Board of IYG Holding Company since 1990.

(2) Vice Chairman of the Board and Director of the Company since March 5, 1991. President and Chief Executive Officer of Ito-Yokado Co., Ltd. since October, 1992 and Director since 1971; Executive Vice President from 1985 to 1992; Senior Managing Director from 1983 to 1985; Managing Director from 1977 to 1983; employee since 1963. Chairman of the Board and Chief Executive Officer of Seven-Eleven Japan Co., Ltd. since October, 1992 and Director since 1973; President from 1975 to 1992; Senior Managing Director from 1973 to 1975. Statutory Auditor of Robinson's Japan Co., Ltd. since 1984. Chairman of Daikuma Co., Ltd. since 1985. President of Seven-Eleven (Hawaii), Inc. since 1989. President of Shop America Limited since 1990. President and Director of IYG Holding Company since 1990.

(3) Director of the Company since March 5, 1991, and from 1981 until 1987; President and Chief Executive Officer since March 5, 1991 and Secretary since April 26, 1995; Executive Vice President (or Senior Executive Vice President) and Chief Financial Officer from 1979 to 1991; Vice President and General Counsel from 1973 to 1979; employee since 1965.

(4) Director of the Company since March 5, 1991. Chairman of the Board of Systems International Incorporated, a consulting firm for international joint-ventures, licensing and investment arrangements, since 1977 and President from 1970 to 1977. President of Tokyu Hotels International from 1977 to 1989. Chairman of Catalina Pacific Media LLC and Director of Entry Strategies Inc., Parallel Inc., Europe Consultants S.A., and Industrial Suppliers S.A. Member of Pacific Basin Economic Council and other international non-profit organizations.

(5) Nominee for Director of the Company; General Manager and Overseas Liaison, Planning Department, Seven-Eleven Japan Co., Ltd., from 1995 to present; Director since 1991, and Executive Vice President and General Manager, Seven-Eleven (Hawaii), Inc., from 1991 to 1994; employee of Seven-Eleven Japan since 1976. In connection with Mr. Asakura's service on the Company's Board of Directors, he and his family are in the process of relocating to the Dallas, Texas, area. Relocation and moving expenses will be paid by the Company. Effective April 23, 1997, Mr. Asakura will be elected a Vice President of Southland and will receive compensation from Southland of $145,000 per year, plus a car allowance of $1,000 per month and housing allowance of between $2,200 and $4,000 per month from the Company. As an employee of the Company, he will not be entitled to receive any director's fee. Mr. Asakura and his family will be eligible to participate in the Company's group medical and dental plans, but Mr. Asakura will not participate in other benefit plans (such as Annual Performance Incentive, Stock Incentive or Performance Plans).

(6) Director of the Company since March 5, 1991. President of A.K.K. Associates, Inc., a consulting firm for Japanese/American investments, in Glendale, California, since 1972. Director of Seven-Eleven Japan Co., Ltd. since 1991; General Manager, Far East Division of Travel Systems International in Los Angeles from 1969 to 1972. Interpreter/Technical Coordinator at Kawaguchi Tour Services in Los Angeles from 1966 to 1969. Mr. Ashida has entered into an "Independent Consultant's Agreement" with the Company pursuant to which (as amended in 1995) he is paid $11,500 per month to serve as liaison with the Board of Directors. This fee is inclusive of any director's fees to which he would otherwise be entitled.

(7) Director of the Company since March 5, 1991. Chairman of the Board and Chief Executive Officer of ITOCHU International Inc. (formerly known as C. Itoh & Company (America) Inc.) since April 1991; Chief Operating Officer from 1989 to 1991; Executive Vice President from 1986 to 1991; Senior Vice President from 1982 to 1985; Director since 1983. Executive Vice President of ITOCHU Corporation (formerly C. Itoh & Co., Ltd.), a Japanese trading company, since July 1993; Senior Managing Director from 1991 to 1993; Managing Director from 1989 to 1991; Director from 1986 to 1989. Managing Director with Representation Rights, ITOCHU Corporation, since 1989. Director of Isuzu Motors Limited since 1984. Strategic Planning Advisor with General Motors Corporation throughout 1982.

(8) Director of the Company since April 11, 1991. Vice Chairman of Electronic Data Systems Corporation ("EDS"), an information technology service company, since 1996, Senior Vice President from 1984 to 1996, and Director since 1981. Director and Chairman of the Board of A.T. Kearney, Inc.

    since September 1995. Director of John Wiley & Sons, Inc. since April 1988 and of Amtech Corporation since February 1995. Member of the Advisory Board of the East Texas State University Foundation; Governor of the Boys and Girls Clubs of America and Director of the Boys and Girls Clubs of Greater Dallas, Inc.

(9) Director of the Company since March 5, 1991. Director, since 1978, and Executive Vice President of Seven-Eleven Japan Co., Ltd.; Senior Managing Director since 1989; Managing Director from 1985 to 1989; employee since 1973. Director of Shop America Limited since 1990. Vice President of Seven-Eleven (Hawaii), Inc. since 1989. Director and Treasurer of IYG Holding Company since 1990.

(10) Nominee for Director of the Company; Executive Vice President and Chief Financial Officer from May 1, 1996 to present; Senior Vice President, Finance, from June 1993 to April 1996; Vice President, Planning and Finance, from August 1992 to June 1, 1993; Vice President and/or Vice President, National Gasoline, from August 1991 to August 1992; General Manager, National Gasoline, from 1986 to 1991; employee of the Company since 1985.

(11) Nominee for Director of the Company; Executive Vice President and Chief Operating Officer from June 1993 to present; Senior Vice President, Operations, from August 1992 to June 1993; Senior Vice President, 7-ELEVEN Stores Operations, from 1990 to August 1992; Vice President, Marketing, from 1989 to 1990; Vice President, Northern Region, 7-ELEVEN Stores, from January 1989 to October 1989; Vice President, Northwest Region, 7-ELEVEN Stores, from 1987 to 1988; Division Manager, Mountain Division, 7-ELEVEN Stores, from 1986 to 1987; Regional Marketing Manager from 1981 to 1986; employee of the Company since 1972.

(12) Director of the Company since March 5, 1991. General Manager, Corporate Development, Ito-Yokado Co., Ltd., since 1986; Manager, Corporate Development from 1982 to 1986; Assistant to Mr. Masatoshi Ito, President and Chief Executive Officer, from 1978 to 1982; employee of Ito-Yokado Co., Ltd. since 1975. Assistant Secretary of IYG Holding Company since 1990.

(13) Director of the Company since March 5, 1991. Chairman of the Board and Chief Financial Officer, ICO, Inc., an oil field service company, since February 1995; Chairman of the Board and Managing Director of Pacholder Associates, Inc., an investment advisory firm, since 1984. Director of TC/GP, Inc., and USF&G Pacholder Fund, Inc. Dr. Pacholder was a director of MacLeod-Stedman, Inc., which went into receivership in 1991 in Manitoba, Canada.

(14) Director of the Company since March 5, 1991. Chief Financial Officer, Ito-Yokado Co., Ltd., since 1996; Executive Vice President, Corporate Planning from 1993 to 1996; Senior Managing Director from 1985 to 1993; Managing Director from 1983 to 1985; Director from 1977 to 1983; employee since 1964. Director of Denny's Japan Co., Ltd. since 1973, Maryann Co., Ltd. since 1982, Oshman's Japan Co., Ltd. since 1984 and Marudai Co., Ltd. since 1989. President of Urawa Building Co., Ltd. since 1985, Nitsu Systems Kaihatsu Co., Ltd. since 1986 and Waiaru Kaihatsu Co., Ltd. since 1988. Director and Vice President of IYG Holding Company since 1990.

    Each of the nominees presented for election has been recommended by the Board of Directors. All nominees are currently members of the Board of Directors, except Mr. Asakura, who has been nominated to fill the seat left vacant by Mr. Sekine's death, and Mr. Keyes and Mr. Krumholz, who have been nominated to fill the two new seats created on the Board. Each nominee has consented to serve as a director if elected. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), proxies may be voted for a substitute nominee. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. VOTES WILL BE TABULATED BY AN INSPECTOR OF ELECTION. AN ABSTENTION FROM VOTING OR A BROKER NON-VOTE WILL BE TABULATED AS A

VOTE WITHHELD ON THE ELECTION, AND WILL BE INCLUDED IN COMPUTING THE NUMBER OF SHARES PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE SHAREHOLDERS MEETING AND WHETHER NOMINEES HAVE RECEIVED THE VOTE OF A MAJORITY OF THE SHARES PRESENT AT THE MEETING.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    At March 7, 1997, the record date for the Annual Meeting, the Company was aware of the following beneficial owners of 5% or more (as determined under the applicable rules of the Securities and Exchange Commission) of the Company's shares of Common Stock (the only class of voting security of the Company) of which a total of 409,922,935 shares are issued and outstanding. The following table, however, in accordance with the applicable requirements, includes certain shares which Ito-Yokado and Seven-Eleven Japan have the power to acquire within the next sixty days.

                             NAME AND ADDRESS             AMOUNT AND NATURE OF
  TITLE OF CLASS           OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP     PERCENT OF CLASS
------------------  ----------------------------------  -------------------------  -----------------
Common Stock,       IYG Holding Company                     266,937,933 Shares(a)       65.12%
$.0001 par value    4-1-4, Shibakoen
                    Minato-ku, Tokyo Japan 105

Common Stock,       Ito-Yokado Co., Ltd.                     36,777,078 Shares(b)        8.23%(b)
$.0001 par value    4-1-4, Shibakoen
                    Minato-ku, Tokyo Japan 105

Common Stock,       Seven-Eleven Japan Co., Ltd.             35,334,839 Shares(b)        7.94%(b)
$.0001 par value    4-1-4, Shibakoen
                    Minato-ku, Tokyo Japan 105

------------------------

(a) IYG Holding Company is a Delaware corporation, created specifically for the purpose of purchasing shares of Common Stock of the Company issued in connection with consummation of the Company's Plan of Reorganization and as contemplated therein and in the Stock Purchase Agreement (see "Other Information," above). It is a jointly owned subsidiary of Ito Yokado Co., Ltd. and Seven-Eleven Japan Co., Ltd. Ito-Yokado owns 51%, and Seven-Eleven Japan owns 49%, of IYG's outstanding common stock. Ito-Yokado owns 51% of Seven-Eleven Japan's outstanding common stock. Messrs. Ito, Suzuki, Sato, Kamata and Otsuka are the officers and directors of IYG (see "Security Ownership of Management" and "Information About Nominees"). They each, individually, disclaim beneficial ownership of the shares held by IYG.

(b) As required by the rules and regulations under the Securities Exchange Act of 1934, as amended, the numbers shown in this table include shares of common stock acquirable by Ito-Yokado (36,777,078 shares) and Seven-Eleven Japan (35,334,839 shares) upon conversion of $300 million 4.5% Convertible Quarterly Income Debt Securities due 2010, issued by the Company in November 1995 (the "Convertible Debt Securities"), which are convertible into 72,111,917 shares of Southland Common Stock at a conversion price of $4.1602 per share.

    The percentage ownership shown in this table and the table that follows is calculated as required by Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. The actual percentage owned by IYG, Ito-Yokado and Seven-Eleven Japan, if all the Convertible Debt Securities were converted, would be 70.04%. IYG currently owns 65.12% of the Company's outstanding Common Stock. Ito-Yokado and Seven-Eleven Japan do not currently own any shares of the Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table, and the footnotes that follow, show the beneficial ownership of Southland Common Stock as of March 7, 1997, as required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), by each director and each person nominated for director, by each of the five most highly compensated executive officers of the Company, and by all officers and directors of the Company as a group.

                                                                        AMOUNT AND NATURE
                                                                          OF BENEFICIAL       PERCENT OF
NAME OF BENEFICIAL OWNER                                                   OWNERSHIP(A)        CLASS(A)
----------------------------------------------------------------------  ------------------  ---------------
Masatoshi Ito.........................................................       2,000,000(b)         .49%(b)
Toshifumi Suzuki......................................................       1,000,000(c)         .24%(c)
Clark J. Matthews, II.................................................         435,708(d)          *
Yoshitami Arai........................................................          30,000(e)          *
Masaaki Asakura.......................................................           10,000   (f)     *
Timothy N. Ashida.....................................................           30,000   (g)     *
Rodney A. Brehm.......................................................           67,361   (h)     *
Jay W. Chai...........................................................              -0-   (i)        -0-     (i)
Gary J. Fernandes.....................................................              -0-         *
Masaaki Kamata........................................................          100,000   (j)     *          (j)
James W. Keyes........................................................           67,500   (k)     *
Stephen B. Krumholz...................................................          110,834   (l)     *
Kazuo Otsuka..........................................................           30,000   (m)     *          (m)
Asher O. Pacholder....................................................          160,000   (n)     *          (n)
Nobutake Sato.........................................................          100,000   (o)     *          (o)
Bryan F. Smith, Jr....................................................           42,611   (p)     *
All officers and directors as a group (31 persons)(q).................      343,744,987   (q)       71.2     %(q)

------------------------

*   Rounds to less than one-tenth of one percent.

(a) At March 7, 1997, there were 409,922,935 shares of Common Stock outstanding. The nature of beneficial ownership of the shares reported, if not direct, is described in this footnote (a) and the footnotes that follow. Included in the numbers of shares shown, as required by the rules and regulations of the Commission, are those shares as to which such persons have or share voting and/or investment power, or with respect to which they have a right to receive such power within 60 days.

(b) Mr. Ito owns 2,000,000 shares directly. Additionally, Mr. Ito is Chairman of the Board and a Director of IYG Holding Company. See "Security Ownership of Certain Beneficial Owners," above.

(c) Mr. Suzuki owns 1,000,000 shares directly. Additionally, Mr. Suzuki is President and a Director of IYG Holding Company. See "Security Ownership of Certain Beneficial Owners," above.

(d) Mr. Matthews owns 151,042 shares directly, 143,334 of which were acquired under the Company's Grant Stock Plan; 156,666 shares are acquirable upon the exercise of options under the Company's Equity Participation Plan (see "Compensation of Directors and Officers--Executive Officers' Compensation," below) and holds options to acquire 1,240,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, 128,000 of which are currently exercisable (see "Compensation of Directors and Officers--Executive Officers' Compensation," below).

(e) Mr. Arai owns 30,000 shares directly.

(f) Mr. Asakura owns 10,000 shares directly.

(g) Mr. Ashida owns 30,000 shares directly.

(h) Mr. Brehm owns 8,334 shares directly which were acquired under the Company's Grant Stock Plan; 31,667 shares are acquirable upon the exercise of options under the Company's Equity Participation Plan (see "Compensation of Directors and Officers--Executive Officers' Compensation," below) and holds options to acquire 273,600 shares pursuant to options granted under the 1995 Stock Incentive Plan, 27,360 of which are currently exercisable (see "Compensation of Directors and Officers-- Executive Officers' Compensation," below).

(i) Mr. Chai owns no shares directly. ITOCHU Corporation, of which he is Executive Vice President, and ITOCHU International Inc., of which he is Chairman of the Board and Chief Executive Officer, together own a total of 20,397,834 shares. Mr. Chai disclaims beneficial ownership of such shares.

(j) Mr. Kamata owns 100,000 shares directly. Additionally, Mr. Kamata is Treasurer and a Director of IYG Holding Company. See "Security Ownership of Certain Beneficial Owners," above.

(k) Mr. Keyes holds options to acquire 17,500 shares under the Company's Equity Participation Plan (see "Compensation of Directors and Officers-- Executive Officers' Compensation," below) and holds options to acquire 600,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, 50,000 of which are currently exercisable (see "Compensation of Directors and Officers--Executive Officers' Compensation," below).

(l) Mr. Krumholz owns 9,167 shares directly which were acquired under the Company's Grant Stock Plan; 31,667 shares are acquirable upon the exercise of options under the Company's Equity Participation Plan (see "Compensation of Directors and Officers--Executive Officers' Compensation," below) and holds options to acquire 700,000 shares pursuant to options granted under the 1995 Stock Incentive Plan, 70,000 of which are currently exercisable (see "Compensation of Directors and Officers--Executive Officers' Compensation," below).

(m) Mr. Otsuka owns 30,000 shares directly. Additionally, Mr. Otsuka is Assistant Secretary of IYG Holding Company. See "Security Ownership of Certain Beneficial Owners," above.

(n) A limited partnership of which Dr. Pacholder is a general partner owns 160,000 shares of Southland. Dr. Pacholder is deemed to be the beneficial owner of the number of such shares equal to his pro rata interest in the partnership, which is approximately 10%.

(o) Mr. Sato owns 100,000 shares directly. Additionally, Mr. Sato is Chief Financial Officer and a Director of IYG Holding Company. See "Security Ownership of Certain Beneficial Owners," above.

(p) Mr. Smith owns 251 shares directly; 15,000 shares are acquirable upon the exercise of options under the Company's Equity Participation Plan (see "Compensation of Directors and Officers--Executive Officers' Compensation," below) and holds options to acquire 273,600 shares pursuant to options granted under the 1995 Stock Incentive Plan, 27,360 of which are currently exercisable (see "Compensation of Directors and Officers--Executive Officers' Compensation," below).

(q) The total shares shown are as follows: 3,657,137 shares owned by officers and directors directly or with family members; 570,000 shares acquirable by 17 officers upon exercise of options or conversion of convertible debentures under the Equity Participation Plan; 468,000 shares pursuant to options currently exercisable by 20 officers under the 1995 Stock Incentive Plan; 266,937,933 shares held by IYG Holding Company of which Messrs. Ito, Suzuki, Sato, Kamata and Otsuka are the directors and officers, although they each disclaim individual beneficial ownership of such shares, and 72,111,917 shares acquirable by Ito-Yokado and Seven-Eleven Japan (of either or both of which Messrs. Ito, Suzuki, Kamata, Sato, Otsuka and Asakura are directors or officers) upon conversion of the Convertible Debt Securities (as to which Messrs. Ito, Suzuki, Kamata, Sato, Otsuka and Asakura disclaim beneficial ownership).

SECTION 16(a) REPORTING

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1996, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements. In making these statements, the Company has relied upon the written representations of its directors and officers.

                 PROPOSAL 2.  APPROVAL OF 1997 PERFORMANCE PLAN

    In 1993, Southland adopted a multi-year Performance Plan under which officers and certain key employees of Southland are eligible to receive cash awards based upon the Company's achievement of certain operating earnings targets, both on an annual and a cumulative two-year basis. At the end of the first two-year plan (1993 and 1994), the Performance Plan was renewed to cover a new two-year period (1995 and 1996); however, no awards were earned under the 1995 Performance Plan for 1995 or 1996. This two-year plan is the only long-term incentive plan ("LTIP") maintained by the Company, and in January 1997, the Compensation and Benefits Committee of the Board approved the renewal of the Plan to cover a new two-year term, covering 1997 and 1998.

    Recently, the federal tax rules have been amended by adding Section 162(m) to the Code which limits the deductibility, by publicly held companies, of compensation amounts paid to certain senior officers which exceed $1 million, unless certain requirements are satisfied. These requirements include stockholder approval of an arrangement which meets the requirements of the rules as they apply to "performance-based compensation." As noted in the "Compensation Committee Report on Executive Compensation" included in this Proxy Statement, the Committee believes the 1997 Performance Plan qualifies as "performance-based compensation" and unanimously recommended that the Board of Directors submit the 1997 Performance Plan to the shareholders for approval so that the Plan would conform with the shareholder approval requirements of Section 162(m).

    The following summary description of the 1997 Performance Plan is qualified in its entirety by reference to the 1997 Performance Plan, a copy of which is attached hereto as Appendix A and incorporated herein by reference. Terms with their initial letter capitalized that are used in this description and not specifically defined herein shall have the same meaning given such terms in the 1997 Performance Plan.

GENERAL INFORMATION

    Under the 1997 Performance Plan, eligible employees, including all officers, are granted Performance Units, which are based upon the participant's salary administration Grade Level. Cash Awards will be paid under the plan if the Company's Actual Operating Earnings in either year in the Plan Period exceed the threshold for Awards for that year or if the Company's Cumulative Actual Operating Earnings exceed the Cumulative Threshold Operating Earnings for the two-year period. A certain amount of each excess dollar of Actual Operating Earnings funds the Award Pool under the plan. The amount paid per Performance Unit is calculated as a pro rata portion of the Award Pool. The maximum amount of the Award Pool is equal to the Annual Performance Incentive amount payable under the Company's Annual Performance Incentive ("API" or "Annual Bonus") Plan (at 100%) to all eligible employees for the Plan Period. The amount payable to an individual participant is determined by dividing the cumulative number of Performance Units outstanding at the end of the Plan Year for an Annual Award, and at the end of the Plan Period for a Cumulative Award, into the Award Pool and then multiplying the per unit amount by the number of Performance Units (not cancelled or forfeited) held by that Participant.

ADMINISTRATION

    The 1997 Performance Plan is to be administered by the Company's Compensation and Benefits Committee, which is appointed by the Board. It is anticipated that, at any time that the members of the Compensation and Benefit Committee do not qualify to administer the 1997 Performance Plan under Section 162(m) of the Code, then the Board or the Committee shall appoint a sub-committee comprised of directors that do qualify. The committee that at any time administers the 1997 Performance Plan is referred to as the "Committee." The members of the Committee are Toshifumi Suzuki, Gary J. Fernandes and Kazuo Otsuka. Committee members will serve in such capacity until their resignation or removal at any time.

ELIGIBILITY

    Employees in salary administration Grade Levels 41-44 and 50-58, or such equivalent Grade Levels as may be established, are eligible to be selected for participation in the 1997 Performance Plan, as selected by Southland's President and approved by the Committee. The Company's executive officers are among the employees eligible to participate in the Plan.

DETERMINATION OF AWARD

    The number of Performance Units granted to a participant, for each Plan Year, is equal to the Annual Performance Incentive payable (at 100%) at the mid-point of the Participant's salary administration Grade Level on the Determination Date for that Plan Year. The Award Pool, which is to be shared by all eligible Participants, is equal to an amount, from $.35 to $.15, of each dollar by which Southland's Actual Annual, or Actual Cumulative, Operating Earnings exceed the Annual or Cumulative Threshold Operating Earnings set forth in the Plan for the Plan Period, up to the maximum Award payable. The cumulative number of Performance Units outstanding (and not otherwise forfeited due to termination or ineligibility) will be divided into the Award Pool, and Participants will receive a pro rata share of the Award Pool based upon the number of Performance Units granted to the Participant as a proportion of the total Performance Units outstanding under the Plan.

    If a Participant's employment with the Company terminates due to death, Disability, Divestiture, Retirement or termination by the Company for any reason other than Cause, or the Participant is demoted to a non-eligible grade, the Participant shall be entitled to a partial award under the Plan based upon the number of days in the Plan prior to termination or cessation of participation. The Participant's Performance Units for that Plan Year will be multiplied by a fraction the numerator of which is the number of days the Participant worked prior to termination or demotion and the denominator of which is 365.

    Payment for any Awards earned will be made to Participants within 120 days after the end of the Plan Year, if the Award is an Annual Award, and within 120 days after the end of the Plan Period, if the Award is a Cumulative Award.

MAXIMUM AWARDS TO ANY PARTICIPANT

    The maximum that can be earned under the Plan depends upon a Participant's salary administration Grade Level (which determines the number of Performance Units the participant is granted) as well as on the Company's Actual Operating Earnings for the Plan Year or the Plan Period compared with the Threshold Operating Earnings set forth in the Plan for the same period. The amount earned also depends upon how many other Performance Units are outstanding (and neither cancelled, in situations such as Demotions, Divestitures or terminations, or forfeited, for voluntary termination or termination for Cause) and eligible to participate in the Award Pool.

CALCULATION OF OPERATING EARNINGS

    Actual Operating Earnings, as shown on the Company's internal financial statements, are the earnings of the Company before non-operating income and expense items, interest expense, taxes and extraordinary items. For 1997 and 1998, the Committee has determined that the Threshold Operating Earnings are equal to the Company's Budgeted Operating Earnings for each year. For any Awards to be earned under the Plan, the Company's Actual Operating Earnings must exceed the Budgeted Operating Earnings, as shown on the annual budgets prepared by the Company for internal use.

LIMITATIONS ON AWARDS

    In the aggregate, for the Plan Period, the amount payable under the Plan cannot exceed the cumulative amount payable under the Company's Annual Bonus Plan, at 100%, to all employees eligible to participate in the Performance Plan. In addition, the Company must have the liquidity to make the payments at the time the Awards are payable.

AMENDMENT AND TERMINATION

    The Board or the Committee may amend, suspend, or terminate the 1997 Performance Plan or any portion thereof at any time.

UNITS GRANTED

    In 1996, Performance Units were granted to all eligible key employees (approximately 360 persons); however, the Company's 1996 Actual Operating Earnings did not exceed the 1996 Threshold Operating Earnings for the Plan, and no Awards were paid.

    The following table estimates the number of units that would be granted and the value of such units based upon the number of units granted in 1996 and assuming no changes in the number of participants in the Plan and the grade levels assigned to such participants under the formula contained in the 1997 Performance Plan.

                               NEW PLAN BENEFITS
                             1997 PERFORMANCE PLAN

                                                                                       NUMBER OF UNITS
                                                                      DOLLAR VALUE    PURSUANT TO 1997
NAME AND POSITION                                                          ($)             FORMULA
-------------------------------------------------------------------  ---------------  -----------------
Clark J. Matthews, II..............................................        -0-                  420,000
  President and Chief Executive Officer; Secretary

James W. Keyes.....................................................        -0-                  155,000
  Executive Vice President and Chief Financial Officer

Stephen B. Krumholz................................................        -0-                  200,000
  Executive Vice President and Chief Operating Officer

Rodney A. Brehm....................................................        -0-                  112,500
  Senior Vice President, Distribution

Bryan F. Smith, Jr.................................................        -0-                  112,500
  Senior Vice President and General Counsel

Executive Officer Group (includes 16 persons)......................        -0-         Total: 2,035,630

Non-Executive Officer Employee Group...............................        -0-                6,954,648

------------------------

(a) No units will be granted until May 1, 1997 and will be determined by each Participant's 1997 salary administration Grade Level. In addition, the above numbers indicate that there are 16 persons in the group of executive officers. Certain officers have advised the Company of their intention to retire in early 1997; therefore, they have been excluded from this table. In addition, the actual number of units granted to this group and to all participants may differ materially from the numbers shown in this table which are only an estimate based on 1996 unit grants.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1997 PERFORMANCE PLAN, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. VOTES WILL BE TABULATED BY AN INSPECTOR OF ELECTION. AN ABSTENTION FROM VOTING AND BROKER NON-VOTES WILL BE INCLUDED IN COMPUTING THE NUMBER OF SHARES PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE SHAREHOLDERS MEETING AND WHETHER THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT AT THE MEETING HAS BEEN RECEIVED, BUT WILL NOT BE COUNTED AS A VOTE EITHER "FOR" OR "AGAINST" THE APPROVAL OF THE 1997 PERFORMANCE PLAN.

             PROPOSAL 3.  RATIFICATION OF THE SELECTION OF AUDITORS

    The Board of Directors, upon the recommendation of the Audit Committee, has appointed Coopers & Lybrand L.L.P. ("Coopers & Lybrand") to be the independent auditors of the Company for 1997. Although not legally required to do so, upon the recommendation of the Audit Committee, the Board is submitting the appointment of Coopers & Lybrand as the Company's independent auditors for 1997 to the shareholders for ratification at this meeting.

    The services provided to the Company by Coopers & Lybrand in 1997 will include, in addition to performing the Company's audit, audits of certain domestic and foreign subsidiaries and related companies and those of various employee benefit plans; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, filed by the Company with the Securities and Exchange Commission; and consultation on accounting, financial reporting, tax and related matters.

    Coopers & Lybrand, a nationally known firm, has no direct or indirect interest in the Company. The firm of Coopers & Lybrand has been the Company's auditor since 1992.

    Representatives of Coopers & Lybrand will be at the meeting, will have an opportunity to make a statement, if desired, and will be available to respond to questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND TO BE THE INDEPENDENT AUDITORS OF THE COMPANY FOR 1997, WHICH REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE AT THE MEETING. VOTES WILL BE TABULATED BY AN INSPECTOR OF ELECTION. AN ABSTENTION FROM VOTING AND BROKER NON-VOTES WILL BE INCLUDED IN COMPUTING THE NUMBER OF SHARES PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE SHAREHOLDERS MEETING AND WHETHER THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES PRESENT AT THE MEETING HAS BEEN RECEIVED, BUT WILL NOT BE COUNTED AS A VOTE EITHER "FOR" OR "AGAINST" RATIFICATION.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS' COMPENSATION

    The Company's executive compensation program is subject to the approval of the Compensation and Benefits Committee of the Board of Directors. The committee is composed of three directors, as follows: Mr. Suzuki, the chairman of the committee, is Vice Chairman of the Board of Directors, President of Ito-Yokado and IYG Holding Company and Chairman of Seven-Eleven Japan. As described elsewhere herein, IYG Holding Company, which owns approximately 65% of the Common Stock of the Company, is a jointly owned subsidiary of Ito-Yokado and Seven-Eleven Japan. Ito-Yokado has, since 1992, unconditionally guaranteed a $400 million commercial paper facility established by the Company for which Ito-Yokado has received no fee. Seven-Eleven Japan, a 51%-owned subsidiary of Ito-Yokado, is the Company's area licensee in Japan and, through its subsidiary, Seven-Eleven (Hawaii), Inc., is the Company's area licensee in Hawaii. On November 22, 1995, Ito-Yokado and Seven-Eleven Japan acquired an aggregate of $300 million of Southland 4.5% Convertible Quarterly Income Debt Securities due 2010, convertible into a total of 72,111,917 shares of Southland Common Stock. Southland pays interest quarterly to Ito-Yokado and Seven-Eleven Japan on these Convertible Debt Securities. The other committee members are Kazuo Otsuka, who is an officer of Ito-Yokado, and Gary Fernandes, who is Vice Chairman and a director of Electronic Data Systems Corporation. As described elsewhere herein, the Company has entered into contractual arrangements with EDS under which EDS has agreed to (1) install automatic teller machines in 7-Eleven stores over a ten-year period and (2) provide the Company with certain consulting and business systems planning services and data processing support for which EDS received fees in 1996.

    The Company's Executive Officers, as well as all other management personnel, receive annual compensation consisting of base salary and annual performance incentive, or "bonus," under the Company's Annual Performance Incentive ("API" or "Annual Bonus") Plan. The amount paid as Annual Bonus under this plan is based upon the employee's or officer's base salary, salary administration grade level and the achievement of certain pre-established performance criteria for the Company each year, as more fully described in the Report of the Compensation and Benefits Committee, included elsewhere herein.

    The following table shows the compensation paid, or earned, during 1996, by the Company's Chief Executive Officer and the next four most highly compensated Executive Officers, as specifically required by the rules and regulations relating to Proxy Statement disclosure.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM COMPENSATION
                                                                                -----------------------------------------------
                                            ANNUAL COMPENSATION                                                     PAYOUTS
                              ------------------------------------------------              AWARDS              ---------------
                                                                OTHER ANNUAL    ------------------------------
NAME AND                                  SALARY      BONUS        COMPEN-      RESTRICTED STOCK    OPTIONS/         LTIP
PRINCIPAL POSITION              YEAR      ($)(I)     ($)(II)   SATION($)(III)      AWARD(S)($)       SARS(#)    PAYOUTS($)(IV)
----------------------------  ---------  ---------  ---------  ---------------  -----------------  -----------  ---------------

Clark J. Matthews, II.......       1996    410,000    216,480           N/A               -0-         600,000            -0-
President and Chief                1995    410,000    196,800                                         640,000            -0-
Executive Officer; Secretary       1994    390,000    177,840                                             -0-         55,843

James W. Keyes..............       1996    200,000     85,091           N/A               -0-         350,000            -0-
Executive Vice President           1995    200,000     72,000           N/A                           250,000            -0-
and Chief Financial Officer        1994    183,000     64,280           N/A                               -0-         15,746

Stephen B. Krumholz.........       1996    300,000    132,000           N/A               -0-         350,000            -0-
Executive Vice President           1995    300,000    120,000                                         350,000            -0-
and Chief Operating                1994    271,000    112,980                                             -0-         29,788
Officer

Rodney A. Brehm.............       1996    210,000     83,160           N/A               -0-         136,800            -0-
Senior Vice President,             1995    210,000     75,600                                         136,800            -0-
Distribution                       1994    195,000     64,280                                             -0-         12,757

Bryan F. Smith, Jr..........       1996    200,000     79,200           N/A               -0-         136,800            -0-
Senior Vice President              1995    200,000     72,000           N/A                           136,800            -0-
and General Counsel                1994    183,000     55,632           N/A                               -0-         12,757


                               ALL OTHER
NAME AND                        COMPEN-
PRINCIPAL POSITION            SATION($)(V)
----------------------------  -----------
Clark J. Matthews, II.......     280,114
President and Chief               10,680
Executive Officer; Secretary       9,981
James W. Keyes..............       9,652
Executive Vice President           7,423
and Chief Financial Officer        6,929
Stephen B. Krumholz.........      10,049
Executive Vice President           7,638
and Chief Operating                7,239
Officer
Rodney A. Brehm.............       9,674
Senior Vice President,             7,519
Distribution                       6,947
Bryan F. Smith, Jr..........       9,636
Senior Vice President              7,479
and General Counsel                6,907

------------------------------

 (i) In general, officers received no salary increases in 1996.

 (ii) Certain officers and other employees received special bonus amounts in 1994. The amounts paid as a special bonus to any of the five named executive officers are included in the bonus amount shown.

(iii) No "Other Annual Compensation" is shown because the total amounts paid for perquisites in 1994, 1995 and 1996 to the five named executive officers did not exceed the lesser of $50,000 or 10% of the named executive officer's salary and bonus for such years.

 (iv) No amounts were paid for 1996 pursuant to the 1995 Performance Plan because the Company's 1996 threshold operating earnings under the plan were not achieved.

 (v) Includes only (a) the amount of Company contribution to each of the named executive officer's accounts in The Southland Corporation Employees' Savings and Profit Sharing Plan (the "Savings and Profit Sharing Plan"), a Section 401(k) defined contribution plan with over 20,000 participants, which for 1996 was as follows: $8,850 for each of the named executive officers; (b) for each of the named executive officers, the full premiums paid for basic term life insurance under the Company's group plan for all employees, which for 1996 were as follows: Mr. Matthews--$1,681; Mr. Keyes--$802; Mr. Krumholz--$1,199; Mr. Brehm--$824; and Mr. Smith--$786; and (c) $269,583 to
    Mr. Matthews in connection with the Company's request that Mr. Matthews enter into a settlement of a previous insurance arrangement (see additional information under "Certain Relationships and Related Transactions").

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    In 1995, the Company's Board of Directors unanimously approved the adoption of the 1995 Stock Incentive Plan, which was approved by the Company's shareholders in 1996. Pursuant to the Stock Incentive Plan, the Board of Directors granted, upon the recommendation of the Compensation and Benefits Committee, nonqualified stock options to approximately 76 of the Company's key employees in 1996, including each of the named executive officers, as well as all other officers. Options to purchase an aggregate of 3,977,640 shares, over the five-year vesting period, were granted. Under the terms of the plan, vesting will be accelerated if certain target prices for the Company's Common Stock are achieved and maintained.

    The following table provides information on the number of options granted, the exercise price and expiration date of such options, as well as the potential realizable value of the options assuming that the underlying Common Stock appreciates in value from the date of grant at the annualized rates of 5% and 10%, as required by the Securities and Exchange Commission, and is not intended to forecast future appreciation of the Company's stock price.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE VALUE
                                                  INDIVIDUAL GRANTS                          AT ASSUMED ANNUAL RATES
                             ------------------------------------------------------------  OF STOCK PRICE APPRECIATION
                               NUMBER OF                                                        OF OPTION TERM(II)
                              SECURITIES    PERCENT OF TOTAL                               ----------------------------
                              UNDERLYING      OPTIONS/ SARS                                 5% ASSUMING   10% ASSUMING
                             OPTIONS/SARS      GRANTED TO       EXERCISE OR                9/30/06 STOCK  9/30/06 STOCK
                                GRANTED       EMPLOYEES IN      BASE PRICE    EXPIRATION     PRICE OF       PRICE OF
NAME                            (#)(I)         FISCAL YEAR        ($/SH)         DATE          $4.89          $7.78
---------------------------  -------------  -----------------  -------------  -----------  -------------  -------------

Clark J. Matthews, II......      600,000            15.1%        $    3.00       9-30-06    $ 1,134,000    $ 2,868,000
James W. Keyes.............      350,000             8.8%        $    3.00       9-30-06    $   661,500    $ 1,673,000
Stephen B. Krumholz........      350,000             8.8%        $    3.00       9-30-06    $   661,500    $ 1,673,000
Rodney A. Brehm............      136,800             3.4%        $    3.00       9-30-06    $   258,552    $   653,904
Bryan F. Smith, Jr.........      136,800             3.4%        $    3.00       9-30-06    $   258,552    $   653,904

------------------------------

(i) Options become exercisable as to 20% of the shares subject thereto on the first through fifth anniversaries of the grant date. Thirty percent (30%) of the shares received upon exercise will bear a legend restricting the transfer or sale of such shares for 24 months after the date acquired, unless the optionee dies, retires, becomes disabled or his employment is terminated due to divestiture.

(ii) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table provides information on the number of options outstanding under both the Company's Equity Participation Plan and under the 1995 Stock Incentive Plan, as well as the value of unexercised options, both exercisable and unexercisable, under both plans.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                                      VALUE OF
                                                                                                     UNEXERCISED
                                                                       NUMBER OF SECURITIES         IN-THE-MONEY
                                                                      UNDERLYING UNEXERCISED        OPTIONS/SARS
                                                                         OPTIONS/SARS AT              AT FISCAL
                                                                        FISCAL YEAR END(#)        YEAR-END($)(III)
                                SHARES ACQUIRED       VALUE       ------------------------------  -----------------
NAME                            ON EXERCISE(#)     REALIZED($)    EXERCISABLE(I) UNEXERCISABLE(II)  EXERCISABLE(IV)
------------------------------  ---------------  ---------------  -------------  ---------------  -----------------
Clark J. Matthews, II.........        --               --             284,667        1,112,000              N/A
James W. Keyes................        --               --              67,500          550,000              N/A
Stephen B. Krumholz...........        --               --             101,667          630,000              N/A
Rodney A. Brehm...............        --               --              59,027          246,240              N/A
Bryan F. Smith, Jr............        --               --              42,360          246,240              N/A


NAME                            UNEXERCISABLE(V)
------------------------------  -----------------
Clark J. Matthews, II.........            N/A
James W. Keyes................            N/A
Stephen B. Krumholz...........            N/A
Rodney A. Brehm...............            N/A
Bryan F. Smith, Jr............            N/A

------------------------

(i) The exercisable options shown are held pursuant to the Equity Participation Plan (including both Incentive Stock Options and Nonqualified Stock Options) which became exercisable on December 31, 1994 and the 1995 Stock Incentive Plan (pursuant to which 20% of the options granted in 1995 became exercisable on October 23, 1996).

(ii) The unexercisable options shown are Nonqualified Stock Options granted in 1995 under the 1995 Stock Incentive Plan, at an exercise price of $3.1875 per share and granted in 1996 under the same plan at an exercise price of $3.00. The options granted will become exercisable 20% per year for five years, which schedule can be accelerated if certain share price targets are achieved.

(iii) No SARs are held by any of the named executive officers nor are any SARs currently outstanding.

(iv) All options exercisable under the Equity Participation Plan have an exercise price of $7.50 or $7.70 per share, and options exercisable under the 1995 Stock Incentive Plan have an exercise price of $3.1875 per share.

(v) Based on the closing price of $2.97 on The Nasdaq Stock Market on the last business day of the Company's fiscal year.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

    The following table provides information on performance units awarded under the 1995 Performance Plan to the named executive officers during the year ended December 31, 1996. Units have no cash value, but are used to determine the pro rata interest of a participant in the Award Pool, if any, under the Plan.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                            ESTIMATED FUTURE PAYOUTS
                                                                              PERFORMANCE
                                                                 NUMBER OF     OR OTHER      UNDER NON-STOCK PRICE-
                                                                  SHARES,       PERIOD         BASED PLANS(A)(B)
                                                                  UNITS OR       UNTIL     --------------------------
                                                                   OTHER      MATURATION   THRESHOLD ($   MAXIMUM ($
NAME                                                             RIGHTS(#)     OR PAYOUT       OR #)         OR #)
--------------------------------------------------------------  ------------  -----------  -------------  -----------
Clark J. Matthews, II.........................................      415,200     12/31/96           -0-       830,400
James W. Keyes................................................      155,000     12/31/96           -0-       310,000
Stephen B. Krumholz...........................................      193,500     12/31/96           -0-       387,000
Rodney A. Brehm...............................................      112,500     12/31/96           -0-       225,000
Bryan F. Smith, Jr............................................      112,500     12/31/96           -0-       225,000

------------------------

(a) There is no "target" payout amount under the plan.

(b) No awards were earned under this plan for 1996.

    All units granted, as described in the above table, were awarded pursuant to the 1995 Performance Plan adopted by the Company in 1995 as an extension of the 1993 Performance Plan. (See "Approval of 1997 Performance Plan," above). The plan has both annual and two-year cumulative operating earnings targets. Under the 1995 Performance Plan, units were granted to eligible executives, including all officers, based upon the salary administration grade level assigned to the executive's job. All executives in the same grade level are awarded the same number of units. Units are awarded for each year that the executive is a participant in the plan. At the end of the plan period (December 31, 1996) the award pool is to be funded by a predetermined amount of each dollar of actual operating earnings achieved by the Company above the threshold operating earnings set for each year and for the cumulative two-year period. The plan contains both annual and cumulative thresholds. Failure to meet the threshold operating earnings in one year could possibly have no impact if the other year's results are sufficient to offset any shortfall.

    The Company's 1996 operating earnings were not above the threshold for 1996 and, pursuant to the terms of the plan, no amounts were paid.

    The maximum aggregate awards that can be paid under this plan are equal to the total amount of Annual Bonus payable to the participants in this plan for the plan period.

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

    The Company does not maintain a defined benefit pension plan for its employees. It does maintain an Executive Protection Plan, covering approximately 83 executives, including each of the named executive officers. This plan provides three benefits: salary continuation upon retirement at age 65 (or later) equal to 150% of the executive's "final compensation," as determined for plan purposes, payable in ten equal annual installments (if the executive retires between the ages of 55 and 65, a reduced benefit is payable); post-retirement life insurance benefit equal to 200% of the executive's "final compensation," as determined for plan purposes, plus $15,000 (or, in lieu thereof, if the executive dies prior to retirement, a salary continuation death benefit shall be paid to the executive's named beneficiary, equal to 200% of such compensation, payable in ten equal annual installments); and disability income in excess of the amount provided under the Company's group long-term and short-term disability plans. If the executive becomes disabled while a participant in this plan, the total amount paid to the executive as disability benefits will equal 80% of the executive's "final compensation" prior to the disability. The Company maintains various insurance policies to fund the amounts payable under this plan.

    Under the current plan provisions, the "final compensation" on which benefits would be calculated for each of the named executive officers would be based on that executive's 1995 earnings (which may be adjusted to 1996 earnings in mid-1997). Based on such compensation, the annual installment of salary continuation, assuming retirement at age 65, and no adjustments to compensation between 1995 and retirement, would be as follows: Mr. Matthews--$91,020, Mr. Keyes--$40,800, Mr. Krumholz--$63,000, Mr. Brehm--$42,840 and Mr. Smith $40,800.
Under the plan, normal retirement age is 65; however, if an executive retires between the ages of 55 and 65, a reduced benefit is payable under the plan. At age 55, the benefit is 50% of what would have been paid at age 65; the benefit increases to 55% at age 56, and increases 5% per year thereafter for each year up to 100% at age 65.

DIRECTORS' COMPENSATION

    For information about compensation of the Board of Directors see "Information About The Board of Directors and Committees of the
Board--Compensation of Directors," above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As described above, the Compensation and Benefits Committee of the Board of Directors is composed of three directors, as follows: Mr. Suzuki, the chairman of the committee, is Vice Chairman of the Board of Directors, President of Ito-Yokado and IYG Holding Company and Chairman of Seven-Eleven Japan. As described elsewhere herein, IYG Holding Company, which owns approximately 65% of the Common Stock of the Company, is a jointly owned subsidiary of Ito-Yokado and Seven-Eleven Japan. Ito-Yokado has, since 1992, unconditionally guaranteed a $400 million commercial paper facility established by the Company for which Ito-Yokado has received no fee. Seven-Eleven Japan, a 51%-owned subsidiary of Ito-Yokado, is the Company's area licensee in Japan and, through its subsidiary, Seven-Eleven (Hawaii), Inc., is the Company's area licensee in Hawaii. On November 22, 1995, Ito-Yokado and Seven-Eleven Japan acquired an aggregate of $300 million of Southland 4.5% Convertible Quarterly Income Debt Securities due 2010, convertible into a total of 72,111,917 shares of Southland common stock. Southland pays interest quarterly to Ito-Yokado and Seven-Eleven Japan on these Convertible Debt Securities. The other committee members are Kazuo Otsuka, who is an officer of Ito-Yokado, and Gary Fernandes, who is Vice Chairman and a director of Electronic Data Systems Corporation. As described elsewhere herein, the Company has entered into contractual arrangements with EDS under which EDS has agreed to (1) install automatic teller machines in 7-Eleven stores over a ten-year period and (2) provide the Company with certain consulting and business systems planning services and data processing support, for which EDS received fees in 1996.

    Both Mr. Suzuki and Mr. Otsuka served as officers and/or directors of IYG Holding Company, Ito-Yokado and/or Seven-Eleven Japan during 1996.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The functions of the Compensation and Benefits Committee are to review the level, coverage and competitiveness of the Company's compensation, incentives, benefits and perquisites and its plans, goals and objectives for officer-level and other executive positions, so as to retain and reward high-quality personnel in key positions; to administer the Equity Participation Plan, Grant Stock Plan, 1997 Performance Plan and the 1995 Stock Incentive Plan; to make recommendations to the Board regarding amendments to the various plans and institution of new plans and other related matters. It also undertakes such other duties as may be assigned to it by the Board of Directors.

    In carrying out its duties, the Committee has considered the recommendations presented to it by outside consultants who have been utilized from time to time to assist the Company in determining the competitiveness of its compensation policies, as well as on recommendations of the Company's executive officers with regard to the specific performance of individuals in carrying out their job responsibilities, and on data collected and utilized by the Company's Compensation and Benefits Department about compensation structure, practices and payment levels in certain "Comparable Companies" (as described below).

    In 1993, as the result of a Company-wide analysis of position responsibilities and classifications, all exempt jobs were evaluated, and the Company's compensation practices were compared against the compensation practices of companies of similar size for jobs of similar responsibilities and in the various geographic areas where the Company's employees are located. The resulting job reclassification affected all exempt job levels, including officers. The Company's compensation structure relies on grade level classifications for all exempt positions, with a salary range being assigned to each grade level. Annual compensation consists of salary (or "base" compensation) and an Annual Performance Incentive (called "API" or "Annual Bonus") which is paid only if certain pre-established performance goals are achieved by the Company (most recently payment of API has been dependent on the achievement of certain operating earnings targets). The API payable to any employee is a set percentage of the employee's salary, based on grade level. The combined total of full annual salary and full API at the mid-point of each grade level is designed to achieve a compensation level that is slightly above the median compensation level for the same job responsibilities in Comparable Companies. During recent years the API targets have been only partially achieved, resulting in payment of less than the full API potential.

DESCRIPTION OF 1996 COMPENSATION

    BASE SALARY. Based upon the Company's shortfall in achieving certain internal performance targets, increases for officers, as well as the top two grade levels of below-officer-level managers, were not granted in 1996. Thus, officers did not receive any base salary increases for 1996, except in one instance as the result of a promotion to a new grade level. For 1997, officer salaries have been increased, with consideration given to the fact that, in general, officers received no increases in two of the last three years.

    ANNUAL PERFORMANCE INCENTIVE. The Company's executive officers and all exempt personnel receive annual compensation consisting of a combination of base salary and the potential to earn API. The Chief Executive Officer and all executive officers are compensated under the API plan. The API potential for the Chief Executive Officer, if the Company's earnings target is reached, is 60% of his base salary. The Company's senior officers have API potential of from 50% to 45% of their base salary. Other executive officers have a potential to earn between 45% and 34% of their base salary.

    The amount of API received by any particular executive for service in 1996 was based upon the Company's achievement of certain operating earnings threshold and budgeted target and above-budget goal levels, as set forth in the Company's internal budget documents. Under the plan, as designed for 1996, if the budgeted operating earnings amount was achieved, then 100% of the API would have been earned and, if operating earnings exceeded the budgeted amount, then a set amount of each excess dollar of operating earnings would have funded the payment of additional API. The maximum that can be earned under this plan is 200% of the targeted amount of API. Based upon the calculations under the formula for this plan and the Company's actual operating earnings, 88% of the targeted API was paid for 1996.

    1995 PERFORMANCE PLAN. In 1993, the Company initiated a multi-year incentive plan, the Performance Plan, which was designed to retain and reward employees whose responsibilities were directly related to the Company's performance. In 1995, the Committee approved extension of the Performance Plan for 1995 and 1996. This plan provided for two-year cumulative operating earnings targets. Performance units were granted to eligible executives, including all officers, based upon the salary administration grade level assigned to the executive's job. All executives in the same grade level were awarded the same number of units. During both 1995 and 1996 the threshold operating earnings targets were not met and no awards were earned under this plan.

    1995 STOCK INCENTIVE PLAN. During 1995, after reviewing the Company's executive benefit package with outside consultants, the Committee decided that it was appropriate to adopt a plan that would provide equity-based awards to key members of the Company's management team. After extensive consideration, the Committee recommended, and the Board of Directors adopted, the 1995 Stock Incentive Plan. The plan provides for the Company to award a variety of stock-based incentives, including options, stock units, restricted stock, phantom stock and stock appreciation rights. Based on the study of practices at Comparable Companies, the Board has set aside from the Company's authorized, but unissued, shares, approximately 10% of the Company's currently issued and outstanding shares, for awards under this plan over the ten-year term of the plan, with approximately one-tenth of the amount reserved to be issued each year. Shareholder approval of this plan was obtained in April 1996.

    Options were granted under this plan in October 1995 and again in October 1996. The options issued become exercisable over a five-year period starting one year after the date of grant. Approximately 8 million shares of the Company's authorized but unissued Common Stock is now subject to outstanding options under this plan. The option exercise price is $3.1875 for the options granted in 1995 and $3.00 for the options granted in 1996, in each case being equal to the closing price of the stock on the date of grant. The Committee believes this plan, which provides for an accelerated vesting schedule if the Company's stock price reaches and stays above certain levels for a significant period of time, will assist in rewarding and retaining the executives who are responsible for the success of the Company's long-term growth.

    CHIEF EXECUTIVE COMPENSATION. Mr. Matthews did not receive a salary increase in 1996. For 1997, Mr. Matthews' base pay was increased to $480,000. Mr. Matthews' compensation remains well below the median for chief executive officers in Comparable Companies.

    EQUITY PARTICIPATION PLAN. This plan, adopted in 1988 following the Company's leveraged buyout, remains in place. Options granted under the plan became exercisable on December 31, 1994 and will expire on December 31, 1997. Under current market conditions, the options are without value, as the exercise price to acquire a share of common stock is $7.50 or $7.70 under the plan. The Company does not intend to grant any new awards under this plan.

FUTURE COMPENSATION

    1997 PERFORMANCE PLAN. The Committee has approved adoption of the 1997 Performance Plan (which is described in greater detail elsewhere in this Proxy Statement). This plan is an extension of the same benefits that were contained in the 1995 Performance Plan, which expired on December 31, 1996. The new plan contains 1997 and 1998 targets and thresholds. Under this plan, Performance Units are granted to eligible executives, including all officers, based upon the salary administration grade level assigned to the executive's job. All executives in the same grade level are awarded the same number of units. Units are awarded for each year that the executive is a participant in this plan. Threshold Operating Earnings targets are set, based on internally budgeted earnings criteria for (a) each year in the Plan Period, and (b) the cumulative two-year term. Awards are paid if the threshold is exceeded during either year in the Plan Period and, if the results in either the first or second year exceed the annual target, then any excess amount can be applied to the cumulative target.

    The award pool for this plan is funded by a predetermined amount of each dollar of operating earnings achieved by the Company above the threshold set for each year in the plan term and for the cumulative two-year term. In 1997, the threshold has been set as budgeted operating earnings, as set forth in the Company's internal budget documents. For each excess dollar of operating earnings that is achieved, from $.15 to $.35 will be contributed to the award pool, until the maximum awards payable under this plan have been funded. The maximum aggregate awards that can be paid under this plan are equal to the total amount of API payable to the participants in this plan for the plan period (i.e., the total of 1997 and 1998 API payable at 100% to all executives eligible to participate in the plan), and this amount shall be paid if the cumulative maximum target is achieved at the end of the plan term. See additional discussion under "Item 2.--Approval of 1997 Performance Plan."

    COMPENSATION PRACTICES UNDER REVIEW. In response to concerns with different aspects of the Company's pay program for exempt employees, the Executive Committee, composed of three members of Southland's management team has asked the Compensation Department to review Southland's compensation and benefits strategy and assess the degree to which it supports the Company's business strategies. The focus of this project will be exempt, non-store employees, although the implications for store management and staff positions will be considered. Some areas which have been questioned are the current job evaluation approach, the number of grades/ranges, the performance management system, and short term and long term incentive programs. The project will begin with a series of senior management interviews. The goal is to obtain information about how the Company's reward programs might be improved to assist the company in achieving its goals. The purpose of this project will be to develop a strategy that will allow Southland to continue to attract, retain, and motivate outstanding employee talent.

    SECTION 162(M). Changes in the tax laws for 1994 and thereafter do not permit public companies to recognize a tax deduction for compensation paid in excess of $1,000,000 to any of the five most highly compensated officers, unless the plan under which such compensation is paid is not only approved by the Board's Compensation Committee but is also performance-based and approved by the Company's shareholders, in which case the compensation paid under such plan is exempt from the $1,000,000 limitation. Although the Committee does not believe that any executive will earn in excess of $1,000,000 of non-exempt compensation in 1997, the Committee has recommended that the Board request shareholder approval for the 1997 Performance Plan, in order to comply with Section 162(m). In addition, the Committee intends to take other actions, if required, to comply with the regulations under Section 162(m).

    APPROVAL OF PLANS. Although the Committee does not believe that any executive will earn in excess of $1,000,000 in 1997, the Committee has recommended that the 1997 Performance Plan be presented to the shareholders, at this meeting, for approval, so that any compensation paid under that plan, all of which is performance based, will be exempt from the $1,000,000 limit contained in Section 162(m) of the Internal Revenue Code. Based on the Committee's recommendation, shareholder approval of the 1997 Performance Plan is being requested by the Board and the plan is more fully described in Item 2, being presented to the shareholders for approval, in this Proxy Statement. The 1995 Stock Incentive Plan was approved by the shareholders in 1996 and the Equity Participation Plan, which was adopted in 1988 is not subject to the 1994 tax law limitations on deductibility.

    COMPARATIVE DATA. In carrying out its functions, the Committee refers to data collected from various sources by the Company's Compensation and Benefits Department. The Company believes that, to effectively recruit talented executives, it must compete with other national companies having a similar employee base, approximately the same range of revenue and similar geographic locations, although such companies are not in the same line of business as Southland (the "Comparable Companies"). Therefore, the companies used for compensation comparisons are not the same companies as those included in the peer group index shown on the Performance Graph appearing elsewhere herein. The companies included in that peer group are specifically selected because they (1) are publicly owned with actively traded common stock, (2) have a market capitalization that can be analyzed for comparison with Southland's rate of return on equity, and (3) engage in either the convenience retailing or food retailing business. The Company believes it competes with a much broader range of companies in its quest for executive talent.

    The Committee will continue to review the compensation package provided for the Chief Executive Officer and other executive officers, and to monitor its competitiveness within the industry and the community, as well as its relationship to shareholders' return on investment in the Company, making adjustments that are deemed appropriate, both in compensation policies and practices, compensation structure and the actual amounts paid and will look to the Company's Executive Committee for recommendations resulting from the newly commenced review of the compensation program and strategies.

                                          Toshifumi Suzuki, Chairman
                                          Gary J. Fernandes
                                          Kazuo Otsuka

                               PERFORMANCE GRAPH

    The Performance Graph, below, shows the value, at year-end 1992, 1993, 1994, 1995 and 1996 of an investment in Southland Common Stock of $100 on December 31, 1991. Also shown are the values, assuming $100 invested in the NASDAQ Market Index and a peer group index selected by the Company consisting of three publicly traded convenience store companies (Casey's General Stores, Inc., Dairy Mart Convenience Stores, Inc. and Uni-Marts, Inc.) and three food retailers (The Kroger Co., Safeway, Inc. and The Vons Companies Inc.), also beginning on December 31, 1991, and at year-end 1992, 1993, 1994, 1995 and 1996. Missing from the peer group are two of the Company's major convenience store competitors: the Circle K Corporation ("Circle K") and National Convenience Stores (operator of "Stop N Go"), as both companies have been acquired and do not issue securities to the public at this time. The Company may decide, in future years, to change the composition of the peer group if the Company believes that better comparative data is available.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG THE SOUTHLAND CORPORATION,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               THE SOUTHLAND CORPORATION         PEER GROUP        NASDAQ MARKET INDEX
1991                                 $ 100.00         $ 100.00                    $ 100.00
1992                                   323.34            74.91                      110.78
1993                                   720.00            93.45                      132.88
1994                                   480.00           121.60                      139.51
1995                                   353.33           191.50                      180.96
1996                                   158.34           329.27                      204.98

                   ASSUMES $100 INVESTED ON DECEMBER 31, 1991
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1996

                                                                              FISCAL YEAR ENDING DECEMBER 31
                                                                   -----------------------------------------------------
COMPANY                                                              1992       1993       1994       1995       1996
-----------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
The Southland Corporation........................................     323.34     720.00     480.00     353.33     158.34
Peer Group.......................................................      74.91      93.45     121.60     191.50     329.27
NASDAQ Market Index..............................................     110.78     132.88     139.51     180.96     204.98

Source of information:  Media General Financial Services

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    In November 1995, the Company issued a total of $300 million 4.5% Convertible Quarterly Income Debt Securities due 2010 to Ito-Yokado ($153 million) and Seven-Eleven Japan ($147 million). Interest is payable quarterly, and in 1996, the Company paid Ito-Yokado $6,885,000 in interest and paid Seven-Eleven Japan $6,615,000 in interest on the Convertible Debt Securities. Interest payments will continue to total approximately $13.5 million per year. The Company may defer the interest payments for up to 20 consecutive quarters but currently intends to make interest payments as they come due. In addition, the Convertible Debt Securities are convertible into a total of 72,111,917 shares of Southland Common Stock at a conversion price of $4.16 per share.

    On September 9, 1992, the Company began issuing commercial paper in a program under which it can issue up to $400 million based upon the Company's needs. The commercial paper facility is unconditionally guaranteed by Ito-Yokado.

    Seven-Eleven Japan is the largest area licensee of the Company, operating, as of December 1996, over 6,700 7-Eleven stores in Japan under an area license agreement entered into in 1973. In 1988, the Company entered into a financing arrangement pursuant to which it pledged the royalty stream from Seven-Eleven Japan as collateral for the approximately twenty-year term of the financing. Thereafter, the royalties under the area license agreement, at a reduced percentage, will again be paid to the Company. In 1996, the royalties from Seven-Eleven Japan that were paid under this arrangement totaled $46,497,534.

    In addition, Seven-Eleven (Hawaii), Inc., the Company's area licensee in Hawaii, is a subsidiary of Seven-Eleven Japan, and operates 47 stores in Hawaii. During 1996, Seven-Eleven (Hawaii), Inc. paid the Company $64,048 in connection with the area license arrangement.

    As of December 31, 1996, the Savings and Profit Sharing Plan leased a total of 743 operating convenience stores to the Company plus 50 other locations at rates slightly more favorable for the Savings and Profit Sharing Plan than contemporaneously available similar transactions with third parties. Rentals, including percentage rents, paid by the Company to the Savings and Profit Sharing Plan for 1996 aggregated $26,480,034. During 1996, the Savings and Profit Sharing Plan sold 46 locations to third parties, 20 of which were leased to the Company at the time of the sale, which leases were assigned to the buyer. The leases with the Company were terminated on 26 locations upon payment by the Company of $283,382 in termination fees.

    Gary J. Fernandes, a director of Southland, is an officer and director of Electronic Data Systems Corporation ("EDS"). During 1996, EDS provided the Company with certain consulting and business systems planning and development services to assist the Company in its planning and production of data processing support for the Company's retail information system, combined distribution centers, and an environmental compliance tracking and control system. During 1996, EDS also provided support and maintenance in connection with the Company's projects to convert its General Ledgers, Accounts Payable, Human Resources, Legal File Management and Security systems to new software. During 1996, the Company paid EDS a total of approximately $24 million in connection with these business systems planning and retail automation projects. Such payments are expected to continue in the future, pursuant to the terms of the relevant agreements.

    In addition, the Company has an ongoing agreement with EDS, originally entered into in 1993 with a ten-year term, for the installation and operation of ATMs in 7-Eleven stores. Payments from EDS to the Company, under this agreement, include both a flat fee per month per store and transaction-based fees determined by the number of transactions completed on the ATM each month. Payments to the Company under these agreements relating to operation of ATMs in the Company's stores totaled approximately $9.3 million in 1996. In addition, during 1996, the Company received approximately $1 million from EDS for advertising and reimbursements under these agreements. Such payments are expected to continue in the future.

    Southland also leases property in Arlington, Texas, from EDS for annual rental of $10,062.

    Mr. Fernandes has no personal material interest in any transactions between the Company and EDS, other than as a director and officer of EDS.

    Mr. Chai is Chairman and Chief Executive Officer of ITOCHU International Inc. and Executive Vice President of ITOCHU Corporation. Both ITOCHU International and ITOCHU Corporation are general trading companies and each has a 10% direct equity interest in Prime Deli, Inc., a company that operates a fresh food commissary for Southland, serving approximately 287 7-Eleven stores in Texas. During 1996, Southland purchased fresh food products from the commissary for approximately $6.7 million and, in addition, paid Prime Deli approximately $16,000 as fees related to research and development, advertising, promotions and product write-off.

    In addition, SIG Logistics, which is partially owned by ITOCHU Corporation and ITOCHU International, operated a combined distribution center in Orlando, Florida that served 169 7-Eleven stores in 1996, and, in January 1997, SIG Logistics opened a combined distribution center in Tampa, Florida, to serve approximately 107 stores. During 1996 the fees paid to SIG Logistics as distribution fees totaled approximately $699,000.

    C. Itoh & Co. (now ITOCHU Corporation) entered into a Consulting Agreement with The Southland Corporation and Seven-Eleven Japan Co., Ltd. in 1973, related to the 7-Eleven convenience store chain operating in Japan, and has performed under this agreement since then.

    In addition, ITOCHU International and ITOCHU Corporation may, from time to time, negotiate with the Company to provide additional goods or services.

    Mr. Chai has no personal material interest in any transactions between the Company and ITOCHU Corporation and ITOCHU International Inc., other than as a director and/or officer of such companies.

    In December, 1996, at Southland's request, Mr. Matthews and Southland entered into a Mutual Release and Settlement Agreement relating to an insurance arrangement that had been in existence since 1989, which obligated Southland to advance funds to Mr. Matthews, and certain other former directors, to maintain additional life insurance, covering the individual insured's life, for the benefit of his named beneficiaries. The insurance policy was assigned as collateral to the Company for the premium loans. As part of the settlement, Mr. Matthews repaid the amount loaned to him by Southland ($158,919) and the Company was released from all further obligations to advance the premiums on the policy. The Company paid Mr. Matthews $269,583 and assigned to Mr. Matthews an additional $822,000 death benefit under a separate policy owned by the Company covering Mr. Matthews' life, which replaced the insurance provided under the 1989 arrangement.

                             SHAREHOLDER PROPOSALS

    Any shareholder intending to present a proposal and wishing to have it included in the Proxy Statement for the Company's 1998 Annual Meeting of Shareholders, which is expected to be held during April or May 1998, must send such proposal to the Company at its principal office, 2711 North Haskell Avenue, Dallas, Texas 75204, Attn: Office of the Secretary. Such proposal must be received by the Company not later than December 1, 1997, and must comply with the then current rules of the Securities and Exchange Commission relating to shareholder proposals.

                                 ANNUAL REPORT

    The Annual Report of the Company for the year ended December 31, 1996 is being mailed to shareholders with this Proxy Statement but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy soliciting material. A COPY OF SOUTHLAND'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 (WITHOUT EXHIBITS ) WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO: MANAGER, INVESTOR RELATIONS, THE SOUTHLAND CORPORATION, 2711 NORTH HASKELL AVENUE, DALLAS, TEXAS 75204.

                                 OTHER BUSINESS

    Management knows of no other matters to be brought before this meeting. However, if other business should come before this meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his respective judgment on such matters. Minutes of the last Annual Meeting of Shareholders will be approved. Management's reports will be heard and received. Neither the hearing of the reports nor the approval of the minutes will constitute approval or disapproval of the matters set forth therein.

                                INDEMNIFICATION

    Pursuant to the Company's Articles of Incorporation and Bylaws and the Texas Business Corporation Act, the Company has indemnified certain current and former officers and directors in connection with pending litigation as well as with other actions they may have taken while serving as directors or officers of the Company.

                                                                      APPENDIX A

                           THE SOUTHLAND CORPORATION

                             1997 PERFORMANCE PLAN

SECTION 1:  PURPOSE

    The purpose of this Plan is to (a) provide incentives and rewards to eligible Employees of the Corporation by allowing Participants to earn Awards based upon the Corporation's performance; (b) assist the Corporation in attracting, retaining, and motivating employees of high ability and experience;
(c) direct the focus of management on maximizing the value of the Corporation as a going concern over a multi-year period; and (d) promote the long-term interests of the Corporation and its shareholders.

SECTION 2:  DEFINITIONS

    2.1 ACTUAL OPERATING EARNINGS, shall mean Operating Earnings in a particular Plan Year, as set forth on the Corporation's internal financial statements for such Plan Year, calculated in accordance with GAAP; both the calculation of Operating Earnings and the internal financial statements being certified by the Corporation's Chief Accounting Officer (1) as accurate and (2) that such Operating Earnings were calculated, and such financial statements were prepared, in a manner consistent with the accounting principles utilized in preparation of the Corporation's annual budget.

    2.2 ANNUAL AWARD shall mean the amount payable to a Participant pursuant to
Section 5.5 if the Annual Threshold Operating Earnings set forth on Exhibit 1 are achieved.

    2.3 ANNUAL AWARD POOL shall mean the amount available for payment of Annual Awards as a result of the achievement of Actual Operating Earnings in excess of Threshold Operating Earnings in any Plan Year as described in Section 5.4.

    2.4 AWARD shall mean the amount payable, either as an Annual Award or Cumulative Award, to Participants in this Plan.

    2.5 BENEFICIARY shall mean a Participant's beneficiary designated in accordance with Section 7.

    2.6 BOARD shall mean the Board of Directors of the Corporation.

    2.7 BONUS AMOUNT shall mean the annual amount payable, as of the Determination Date (at 100% of normal bonus) under the Corporation's Annual Performance Incentive Plan, in each Plan Year for Employees in Grade Levels 50-58 and 41-44 or such equivalent Grade Levels as may be established.

    2.8 BUDGETED OPERATING EARNINGS shall mean the amount of Operating Earnings included in the Corporation's annual budget for a particular year, as determined during the budgeting process, generally in the fourth quarter of the preceding year.

    2.9 CAUSE shall mean acts constituting insubordination, theft, dishonesty, fraud, embezzlement or other acts detrimental to the interests of the Corporation, or any breach of any employment, nondisclosure, noncompetition or other contract with the Corporation, all as determined in good faith by the Committee.

    2.10 COMMITTEE shall mean the Compensation and Benefits Committee of the Board or, if such committee has not been designated, shall mean the Board.

    2.11 CORPORATION shall mean The Southland Corporation, a Texas corporation, and any of its wholly owned subsidiaries, and any successor or assignee of The Southland Corporation, by merger, consolidation, acquisition or otherwise, of all or substantially all of the assets thereof.

    2.12 CUMULATIVE AWARD shall mean an amount payable to participants based on the achievement of Excess Actual Operating Earnings in either, or both, Plan Years.

    2.13 CUMULATIVE AWARD POOL shall mean the amount available to pay Cumulative Awards as a result of the achievement of Excess Actual Operating Earnings.

    2.14 DEPARTMENT shall mean the Corporation's Compensation and Benefits Department.

    2.15 DETERMINATION DATE shall mean the date designated by the Committee each Plan Year, or, if no date is so designated, May 1 of each Plan Year, for certain specified purposes under the Plan.

    2.16 DISABILITY shall mean the mental or physical disability, either occupational or non-occupational in cause, which, in the opinion of the Committee, on the basis of medical evidence satisfactory to it, prevents the employee from engaging in any occupation or employment for wage or profit, which has continued for at least 12 months and is likely to be permanent.

    2.17 DIVESTITURE shall mean the sale of, or closing by, the Corporation of the business operations in which the Participant was employed.

    2.18 EMPLOYEE shall mean any person employed by the Corporation.

    2.19 EXCESS ACTUAL OPERATING EARNINGS shall mean Actual Operating Earnings in a Plan Year that are in excess of the Actual Operating Earnings required to pay 100% of the Annual Awards under this Plan for the particular Plan Year. Excess Actual Operating Earnings shall be used to fund the Cumulative Award Pool.

    2.20 GAAP shall mean generally accepted accounting principles in the United States as in effect from time to time.

    2.21 GRADE LEVEL shall mean a Participant's grade level classification (as such grade levels are specified in the Corporation's exempt salary administration and/or job evaluation programs) as of the Determination Date in the Plan Year for which his or her Grade Level is to be determined.

    2.22 OPERATING EARNINGS shall mean the earnings of the Corporation before non-operating income and expense items, interest expense, taxes and extraordinary items, as set forth on the Corporation's internal financial statements for such Plan Year, calculated in accordance with GAAP and in a manner consistent with the accounting principles utilized in preparation of the Corporation's annual budget for such Plan Year; both the calculation of Operating Earnings and the internal financial statements being certified by the Corporation's Chief Accounting Officer (1) as accurate and (2) that such Operating Earnings were calculated, and such financial statements were prepared, in a manner consistent with the accounting principles utilized in preparation of the Corporation's annual budget.

    2.23 PARTICIPANT shall mean any Employee who is selected to participate in the Plan as of the Determination Date.

    2.24 PERFORMANCE UNIT shall mean a unit of measurement for purposes of determining a Participant's Award under the Plan, as more fully described in
Section 5.2.

    2.25 PLAN shall mean The Southland Corporation 1997 Performance Plan, as it may be amended from time to time.

    2.26 PLAN PERIOD shall mean the two-year period commencing on January 1, 1997, and ending on December 31, 1998.

    2.27 PLAN YEAR shall mean a calendar year occurring during the Plan Period.

    2.28 RETIREMENT shall mean, in the case of any Participant, the date established by the Corporation as his or her normal retirement date, generally when the Participant reaches age 65 (or earlier if approved by the President of the Corporation).

    2.29 THRESHOLD OPERATING EARNINGS for a Plan Year shall equal Budgeted Operating Earnings for such Plan Year, or, if the Committee so determines, a different amount that is based on Budgeted Operating Earnings, with the number as determined for each year to be as set forth in Exhibit 1.

SECTION 3:  ADMINISTRATION

    3.1  COMMITTEE.  This Plan shall be administered by the Committee.

    3.2 COMMITTEE'S POWERS. Subject to the express provisions hereof and in addition to the other powers set forth in this Plan, the Committee shall have the authority, in its sole and absolute discretion, to (i) determine criteria for eligibility for inclusion in this Plan; (ii) adopt, amend, and rescind administrative and interpretive rules and regulations relating to this Plan;
(iii) construe this Plan or any agreements contemplated hereunder; and (iv) make all other determinations and perform all other acts necessary or advisable for administering this Plan, including the delegation of such ministerial acts and responsibilities as the Committee deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any agreement contemplated hereunder in the manner and to the extent it shall deem expedient to carry it into effect and it shall be the sole and final judge of the necessity of such action. The determination of the Committee on the matters referred to in this Section 3.2 shall be final and conclusive.

    3.3 ADMINISTRATION. The Department shall (i) prepare and distribute designation of beneficiary forms to Participants; (ii) maintain records of designations of Beneficiaries; (iii) prepare communications to Participants;
(iv) prepare reports and data required by the Corporation, the Committee and government agencies; (v) obtain data requested by the Committee; and (vi) take such other actions requested by the Committee as are necessary for the effective implementation of the Plan.

SECTION 4:  PARTICIPATION

    4.1 ELIGIBILITY. Eligibility for participation in the Plan shall be limited to those Employees who, as of the Determination Date, are in Grade Levels 50-58 or 41-44 or such equivalent Grade Levels as may be established, and who, in the judgment of the Committee or the President of the Corporation, have the ability and opportunity to influence significantly the Corporation's performance over a multi-year period. Employees shall be selected for participation in the Plan as of the Determination Date each year, as approved by the President of the Corporation.

SECTION 5:  AWARDS

    5.1 GENERAL. A Participant shall be entitled to an Annual Award or Cumulative Award out of the applicable Award Pool with respect to any Plan Year or the Plan Period, if the performance level described in Section 5.3 is achieved.

    5.2  PERFORMANCE UNITS.

    (a) Based on the Grade Level of each Participant as of the Determination Date in a Plan Year, the Committee shall grant to each Participant for such Plan Year a specified number of Performance Units as determined under subsection (b) below. Performance Units shall be solely units of account, shall imply no ownership interest in the Corporation, and shall carry no value outside the context of the Plan.

    (b) The number of Performance Units to be granted to each Participant for each Plan Year shall equal the Bonus Amount payable to a person earning the mid-point of such Participant's Grade Level (as determined as of the Determination Date) for such Plan Year.

    5.3 PERFORMANCE LEVEL. The performance level under the Plan can be satisfied either on an annual or a cumulative basis. If at the end of any year in the Plan Period, Actual Operating Earnings exceed Threshold Operating Earnings, then the performance level under the Plan is satisfied for that year and the

Annual Award Pool shall be determined in accordance with the formula for determining the Annual Award Pool for that year, as set forth in Section 5.4. In addition, if there are Excess Actual Operating Earnings in any Plan Year, then those Excess Actual Operating Earnings shall be used to fund the Cumulative Award Pool, using the formula in Section 5.4 for the year in which the Excess Actual Operating Earnings were achieved.

    5.4 CALCULATION OF AWARD POOL. The amount to be credited to the Annual Award Pool for 1997 shall be determined as follows: if 1997 Actual Operating Earnings exceed 1997 Threshold Operating Earnings, as defined in Section 2.29, then $.15 of every excess dollar of 1997 Actual Operating Earnings shall be contributed to the Annual Award Pool for 1997. In addition, if Actual Operating Earnings are sufficient to pay 150% of the annual performance incentive ("API") payable to all covered employees in the Corporation's 1997 Annual Performance Incentive Plan, then $.35 of every dollar of 1997 Actual Operating Earnings earned in excess of the amount necessary to pay 150% of the API payable pursuant to the Annual Performance Incentive Plan, shall be contributed to the Annual Award Pool, up to the maximum Annual Awards payable for 1997 under this Plan, as described in Section 5.6. If there are Excess Actual Operating Earnings in any Plan Year, then until 200% of the API payable to all covered employees pursuant to the Annual Performance Incentive Plan has been paid pursuant to the Annual Performance Incentive Plan, $.15 of every dollar of Excess Actual Operating Earnings shall fund the Cumulative Award Pool for this Plan and, after 200% of the API has been paid to all covered employees pursuant to the Annual Performance Incentive Plan, then $.35 of every additional dollar of Excess Actual Operating Earnings shall be designated to fund the Cumulative Award Pool for this Plan, up to the maximum Awards payable for the Plan Period, as described in Section 5.6. The 1998 Annual Award Pool shall be determined according to the same formula as 1997, unless a different formula is approved by the Committee. An Annual Award that is based on achievement of only the 1997 performance level shall be based on the Performance Units granted for that year only; an Annual Award that is based on the achievement of the 1998 performance level shall be based on the Performance Units granted for that year only; and any Cumulative Awards that are based on the achievement of Excess Actual Operating Earnings in either Plan Year shall be based upon the total Performance Units granted for both years in the Plan Period.

    5.5 AWARDS. Subject to the limitations under Section 5.6, a Participant shall be entitled to an Annual Award equal to (a) the Annual Award Pool determined under Section 5.4 multiplied by (b) a fraction, the numerator of which is the number of such Participant's Performance Units granted for that Plan Year, and the denominator of which is the total Performance Units for that Plan Year granted and outstanding under the Plan to persons who are to participate in the Annual Awards for that Plan Year. If the Award is a Cumulative Award based on Excess Actual Operating Earnings from either Plan Year, then a Participant shall be entitled to a Cumulative Award equal to (a) the Cumulative Award Pool determined under Section 5.4 multiplied by (b) a fraction, the numerator of which is the number of such Participant's Performance Units granted for the Plan Period, and the denominator of which is the total Performance Units granted and outstanding under the Plan to persons who are to participate in the Cumulative Awards for the Plan Period. A Cumulative Award shall not be paid if the maximum Annual Awards have been paid for each Plan Year in the Plan Period.

    5.6 LIMITATIONS ON AWARDS. Awards under the Plan shall be subject to the limitations described in subsections (a), (b) and (c) below.

    (a) The Awards payable to all Participants under the Plan shall not exceed the sum of the Bonus Amounts to all eligible Participants for (i) each Plan Year for an Annual Award and (b) the Plan Period, less any amounts paid as Annual Awards, for any Cumulative Awards.

    (b) The amount of Annual and Cumulative Awards payable under the Plan shall be subject to the condition that the Corporation has sufficient liquidity as determined by the President of the Corporation, either from available cash or from borrowings to make the payments under this Plan at the time provided in
Section 5.7.

    (c) Except as provided in Section 6.1 and Section 6.3, to be eligible for an Award, a Participant must be actively employed by the Corporation at the end of the applicable Plan Year for any Annual Award and at the end of the Plan Period to be eligible for a Cumulative Award based on Excess Actual Operating Earnings in either Plan Year.

    5.7 PAYMENT. Except as set forth in Section 9.1, Awards will be paid to Participants within one hundred twenty (120) days after the end of the Plan Year for which an Annual Award is earned or within one hundred twenty (120) days after the end of the Plan Period for a Cumulative Award. As determined by the Committee, Awards may be paid in cash or stock of the Corporation, or a combination of cash and stock, and may be paid in different forms to different Participants.

SECTION 6:  TERMINATION OF EMPLOYMENT; CHANGE IN GRADE LEVEL

    6.1 TERMINATION WITHOUT FORFEITURE. If a Participant ceases to be employed by the Corporation prior to the end of the applicable Plan Year or Plan Period because of (i) Disability, (ii) death, (iii) Retirement, (iv) a Divestiture, or
(v) other termination by the Corporation for any reason other than Cause, then such Participant shall be entitled to an Award as provided in Section 6.3 below.

    6.2 CHANGE IN GRADE LEVEL. If a Participant ceases participation in this Plan prior to the end of the applicable Plan Year or Plan Period because of a change in Grade Level, then such Participant shall be entitled to a partial Award as provided in Section 6.3.

    6.3 PARTIAL AWARD. A Participant who ceases to be employed by the Corporation in accordance with any of the applicable conditions set forth in
Section 6.1 or who ceases participation in the Plan for the reason set forth in
Section 6.2, will be entitled to receive an Annual Award under Section 5.5 only for a Plan Year during which the Participant was employed and granted Performance Units and the Participant's Annual Award for that Plan Year shall be determined by multiplying the number of Performance Units granted to such Participant for that Plan Year by a fraction, the numerator of which is the number of days in the Plan Year prior to such cessation of employment or participation, and the denominator of which is the number of days in the particular Plan Year. If a Cumulative Award based on Excess Actual Operating Earnings is earned under the Plan for any Plan Year, then a Participant who is described in the first sentence of this section shall be entitled to a Cumulative Award based on (i) the Participant's Performance Units for each full Plan Year occurring prior to such Participant's cessation of employment or participation in the Plan, plus (ii) the number of Performance Units granted to such Participant for the Plan Year in which the Participant's employment or participation terminated multiplied by a fraction, the numerator of which is the number of days in the Plan Year prior to such cessation of employment or participation, and the denominator of which is the number of days in the particular Plan Year. Such resulting number of eligible Performance Units shall then share pro rata in the Cumulative Award Pool by multiplying the Cumulative Award Pool by a fraction, the numerator of which is the eligible number of such Participant's Performance Units, and the denominator is the total number of Performance Units granted and outstanding for the Plan Period.

    Awards paid in accordance with this Section 6.3 shall be paid at the same time and in the same manner as described in Section 5.7.

    6.4 TERMINATION RESULTING IN FORFEITURE. If a Participant ceases to be employed by the Corporation for any reason other than those specified in Section
6.1 above, including, without limitation, voluntary termination of employment, then such Participant shall only be entitled to an Annual Award under the Plan if the Participant was actively employed on December 31 of the Plan Year for which the Annual Award was earned and shall not be entitled to share in any Cumulative Award, regardless of the Plan Year in which the Excess Actual Operating Earnings were achieved.

SECTION 7:  DESIGNATION OF BENEFICIARIES

    7.1 DESIGNATION AND CHANGE OF DESIGNATION. Each Participant shall file with the Department a written designation of the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Department. The last such designation received by the Department shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Department prior to the Participant's death, and in no event shall it be effective as of a date prior to the date of such receipt.

    7.2 ABSENCE OF VALID DESIGNATION. If no such Beneficiary designation is in effect at the time of a Participant's death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant's estate shall be deemed to have been designated his or her Beneficiary and shall receive the payment of the amount, if any, payable under the Plan upon his or her death. If the Committee is in doubt as to the right of any party to receive such amount, the Corporation may retain such amount, or the Corporation may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Corporation therefor.

SECTION 8:  GENERAL PROVISIONS

    8.1 NO ASSIGNMENT. A Participant may not assign an Award without the Committee's prior written consent. Any attempted assignment without such consent shall be null and void; provided, however, that an assignment to the Corporation to collateralize indebtedness of the Participant to the Corporation does not need the consent of the Committee. For purposes of this paragraph, any designation of, or payment to, a Beneficiary shall not be deemed an assignment.

    8.2 UNFUNDED INCENTIVE COMPENSATION ARRANGEMENT. The Plan is intended to constitute an unfunded incentive compensation arrangement covering a select group of management or highly compensated employees. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant's right to receive an Award shall be no greater than the right of an unsecured general creditor of the Corporation. All Awards shall be paid from the general funds of the Corporation, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards.

    8.3 NO RIGHT TO EMPLOYMENT. Nothing contained in the Plan shall give any Participant the right to continue in the employment of the Corporation or affect the right of the Corporation to discharge a Participant.

    8.4 GOVERNING LAW. The Plan shall be construed and governed in accordance with the laws of the State of Texas except to the extent Texas law is preempted by federal law.

    8.5 NO RIGHT TO SPECIFIC ASSETS. There shall not vest in any Participant or Beneficiary any right, title, or interest in and to any specific assets of the Corporation.

    8.6 NO EFFECT ON OTHER BENEFIT PLANS. Benefits under the Plan shall not increase, decrease, modify or otherwise be taken into account for purposes of determining benefits under any other employee benefit plan unless such other plan expressly provides, by referring to this Plan, that benefits under the Plan are to be so taken into account.

    8.7 WITHHOLDING. The Corporation shall have the right to deduct from all payments made to any Participant pursuant to this Plan any federal, state or local taxes required by law to be withheld with respect to such payments, as well as any amount then owed by the Participant to the Corporation.

    8.8 EFFECTIVE DATE. This Plan is effective as of January 1, 1997. Subject to Section 9.1, the Plan shall expire December 31, 1998.

    8.9 HEADINGS. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

    8.10 WORD USAGE. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

SECTION 9:  AMENDMENT, SUSPENSION OR TERMINATION

    9.1 The Board or the Committee may amend, terminate, extend or suspend the Plan at any time. If the Plan is terminated within the Plan Period, (i) Awards, if any, shall be determined as of the date of termination, (ii) Annual Awards for 1997 will be paid to Participants within one hundred twenty (120) days after December 31, 1997, and Annual Awards for 1998 and/or Cumulative Awards based on Excess Actual Operating Earnings shall be paid within one hundred twenty (120) days after December 31, 1998; (iii) for all other purposes under the Plan, the date of such termination shall be deemed the last day of the Plan Period.

On the outside back cover of the Proxy Statement of The Southland Corporation there is a map of the intersection of North Central Expressway and Lemmon Avenue and North Central Expressway and Haskell Avenue, in Dallas, Texas, showing the entrances to Cityplace Center.

PROXY                     THE SOUTHLAND CORPORATION                     PROXY
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR THE ANNUAL MEETING OF SHAREHOLDERS -- APRIL 23, 1997

The undersigned appoints Clark J. Matthews, II, Bryan F. Smith, Jr. and Carol
S. Hilburn, and each of them (acting by majority, or if only one be present, then by that one alone) as my true and lawful agents and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of The Southland Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of The Southland Corporation to be held on April 23, 1997 and at any adjournments thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named and FOR Proposals Nos. 2 and 3. The proxy holders will use their discretion with respect to any other matter that is properly brought before the meeting, as referred to in Item 4.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

             (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                     THE SOUTHLAND CORPORATION                       /X/
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY
[                                                                           ]

1. ELECTION OF DIRECTORS-Nominees:        For    Withheld    For All
Masatoshi Ito; Toshifumi Suzuki;          All      All       Except
Clark J. Matthews, II; Yoshitami Arai;    ---    --------    -------
Masaaki Asakura; Timothy N. Ashida;       / /      / /         / /
Jay W. Chai; Gary J. Fernandes;
Masaaki Kamata; James W. Keyes;           Vote withheld from the
Stephen B. Krumholz; Kazuo Otsuka;        following nominee(s):
Asher O. Pacholder; Nobutake Sato.        __________________________
                                             Nominee Exception(s)

2. Approval of the 1997 Performance Plan.       For   Against   Abstain
                                                / /    / /        / /

3. Ratification of the appointment of the       For   Against   Abstain
   accounting firm of Coopers & Lybrand         / /    / /        / /
   L.L.P., as independent auditors of the
   Company for 1997.

4. Other Business. In their discretion,
the proxies are authorized to vote upon
such other matters as may properly come
before the meeting or any adjournments
thereof.

If you plan to attend the meeting in person,   / /
please mark this oval.


SIGNATURE(S)                                     DATE
            -----------------------------------      -----------------------
SIGNATURE(S)                                     DATE
            -----------------------------------      -----------------------

Date and sign exactly as your name appears hereon. Joint owners should each sign. When signing as an administrator, executor, trustee, attorney, guardian, corporate officer, or in any other capacity, please give full title as such. Receipt of 1996 Annual Report and March 19, 1997 Notice and Proxy Statement is hereby acknowledged.